The information contained in this Prospectus Supplement is not complete and may be changed. This Prospectus Supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
File No. 333-161498
Subject to Completion, dated January 31, 2011

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 28, 2009)

$100,000,000

Avatar Holdings Inc.

% Senior Convertible Notes due 2016

This is an offering by Avatar Holdings Inc. of $100,000,000 aggregate principal amount of its     % Senior Convertible Notes due 2016 (the “Notes”).

The Notes will be convertible, at your option, into shares of our common stock initially at a conversion rate of           shares (equivalent to an initial conversion price of approximately $      per share), subject to adjustment as described in this prospectus supplement at any time on or prior to the close of business on the business day immediately preceding the maturity date.

In the event of certain types of fundamental changes, we will increase the conversion rate by a number of additional shares.

The Notes will bear interest at a rate of     % per year, payable semi-annually in arrears in cash, on February 15 and August 15 of each year, commencing on August 15, 2011. The Notes will mature on February 15, 2016.

You may require us to repurchase all or a portion of your Notes upon a fundamental change or on February 15, 2014, in each circumstance at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest (including additional interest, if any). You may also require us to repurchase up to 50% of the aggregate principal amount of your Notes upon breach of certain financial covenants at a cash repurchase price equal to 110% of the principal amount plus accrued and unpaid interest (including additional interest, if any).

The Notes will be our senior unsecured obligations. As of September 30, 2010 we and our consolidated subsidiaries had approximately $64.8 million principal amount of unsecured notes outstanding and approximately $0.1 million of secured notes outstanding.

The Notes will not be listed on any securities exchange. Currently there is no public market for the Notes. Our common stock is listed on The Nasdaq Stock Market (“Nasdaq”) under the symbol “AVTR.” The last reported sale price of our common stock on January 28, 2011 was $20.20 per share.

Investing in the Notes involves significant risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and page 2 of the accompanying prospectus.

	Per Note	Total

Price to the public(1)	$	$
Underwriting discounts and commissions	$	$
Proceeds to the company (before expenses)	$	$

(1)	Plus accrued interest, if any, from February , 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Barclays Capital expects to deliver the Notes on or about February   , 2011.

Barclays Capital

Prospectus Supplement dated February   , 2011

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is accompanied by a prospectus dated August 28, 2009. The accompanying prospectus is part of a Registration Statement on Form S-3 (Reg. No. 333-161498) that we filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and/or sell the securities referenced in the registration statement in one or more offerings. Each time our securities are offered, we provide a prospectus supplement and attach it to the accompanying prospectus. This prospectus supplement contains more specific information about the offering. This prospectus supplement may also add, update or change information contained in the accompanying prospectus. Any statement that we make in the accompanying prospectus is modified or superseded by any inconsistent statement made by us in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information described under the heading “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and those documents incorporated by reference herein or therein. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement or the accompanying prospectus or information incorporated by reference herein or therein. This prospectus supplement may only be used where it is legal to sell these securities. This prospectus supplement is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus supplement, the accompanying prospectus, or any document incorporated by reference herein or therein is accurate as of the date of any such document. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made under this prospectus supplement or the accompanying prospectus will, under any circumstances, imply that the information in this prospectus supplement or the accompanying prospectus is correct as of any date after the date of this prospectus supplement or the accompanying prospectus, respectively.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus supplement the information we have filed with the Commission. This means that we can disclose important information by referring you to those documents. All documents that we subsequently file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of this offering, will be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the date of filing of such documents. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the Commission, including information furnished pursuant to Item 2.02 or 7.01 of Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We incorporate by reference the following documents that we have filed with the Commission, and any filings that we will make with the Commission in the future, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until this offering is terminated:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010, and September 30, 2010;

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•	Current Reports on Form 8-K filed with the Commission on May 24, 2010, June 4, 2010, August 30, 2010, October 25, 2010, October 28, 2010, November 16, 2010, January 4, 2011.

•	Definitive Proxy Statement on Schedule 14A, dated April 29, 2010, relating to our annual meeting of stockholders, which was held on June 3, 2010; and

•	Description of Avatar’s Common Stock on Form 8-A filed October 15, 1980.

WHERE YOU CAN FIND MORE INFORMATION

The documents incorporated by reference into this prospectus supplement are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus supplement, without charge, upon written or oral request. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, Florida 33134
(305) 442-7000
Attn: Corporate Secretary

Any statement made in this prospectus supplement or in documents incorporated by reference into this prospectus supplement, concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus supplement or in documents incorporated by reference into this prospectus supplement, at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We file reports, proxy statements and other information with the Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the Commission, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an internet site that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the Commission. The address of the Commission internet site is www.sec.gov. This information is also available on our website at www.avatarholdings.com. Information contained on these websites is not incorporated by reference into and does not constitute a part of this prospectus supplement.

Reports, proxy statements and other information regarding us may also be inspected at:

The National Association of Securities Dealers
1735 K Street, N.W.
Washington, D.C. 20006

We filed a registration statement on Form S-3 (Reg. No. 333-161498) under the Securities Act of 1933, as amended (the “Securities Act”), with the Commission with respect to the securities to be sold hereunder. The accompanying prospectus has been filed as part of that registration statement. The registration statement is available for inspection and copying as set forth above.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into these documents contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “will,” “foresee” and similar expressions to identify these forward-looking statements. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the Commission, or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements.

Factors that might cause actual results to differ include, but are not limited to, the stability of certain financial markets; disruption of the credit markets and reduced availability and more stringent financing requirements for commercial and residential mortgages of all types; the number of investor and speculator resale homes for sale and homes in foreclosure in our communities and in the geographic areas in which we develop and sell homes; the increased level of unemployment; the decline in net worth and/or of income of potential buyers; the decline in consumer confidence; the failure to successfully implement our business strategy (including our intention to focus primarily on the development of active adult communities in the future); shifts in demographic trends affecting demand for active adult and primary housing; the level of immigration and migration into the areas in which we conduct real estate activities; our access to financing; construction defect and home warranty claims; changes in, or the failure or inability to comply with, government regulations; the failure to successfully integrate acquisitions into our business, including our recent JEN transaction as described below under “ Prospectus Summary — Recent Developments,” and other factors more fully described under the caption “Risk Factors” in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein or therein. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein or therein, which reflect management’s opinions only as of the date thereof.

Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the Commission on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus supplement.

S-iv

PROSPECTUS SUMMARY

This summary description of us and our business highlights selected information about us contained elsewhere in this prospectus supplement or the accompanying prospectus or the documents incorporated by reference herein or therein. This summary may not contain all of the information about us that you should consider before buying securities in this offering. You should carefully read this entire prospectus supplement and the accompanying prospectus, including each of the documents incorporated herein and therein by reference, before making an investment decision. As used herein, “we,” “us” and “our” refer to Avatar Holdings Inc. and its subsidiaries.

Our Company

We are engaged in the business of real estate operations in Florida and Arizona. Our residential community activities have been adversely affected in both markets, bringing home sales to low levels. We also engage in other real estate activities, such as the operation of amenities, the sale for third-party development of commercial and industrial land and the operation of a title insurance agency, which activities have also been adversely affected by economic conditions.

Our primary business strategy is the development of active adult communities, and we remain opportunistic about the development of primary residential communities. We believe the demographics are good for active adult development. Solivita and CantaMia, our active adult communities in Central Florida and Goodyear, Arizona, respectively, will initially serve as our flagship communities as we pursue our active adult business strategy. Our business remains capital intensive and requires or may require expenditures for land and infrastructure development, housing construction, funding of operating deficits and working capital, as well as potential new acquisitions of real estate and real estate-related assets. We continue to carefully manage our inventory levels through monitoring land development and home starts.

Recent Developments

JEN Transaction

On October 25, 2010, we acquired from entities affiliated with JEN Partners LLC (“JEN”) a portfolio of real estate assets in Arizona and Florida (the “JEN Transaction”), including a 1,781-unit active adult community, various developed or fully developed lots, completed houses and houses under construction, a private home developer, various partially developed single-family and townhome lots, a multi-family tract and a commercial site. The aggregate purchase price paid by us in the JEN Transaction was approximately $65.6 million, comprised of $33.6 million in cash, $20.0 million in restricted common stock (which resulted in the issuance of 1,050,572 restricted shares) and $12.0 million of promissory notes. In addition, we agreed to pay JEN up to $8.0 million in common stock (up to 420,168 shares), depending upon the achievement of certain performance metrics related to the active adult community.

Changes in Management and Our Board of Directors

Jon M. Donnell was appointed our President and Chief Executive Officer, as well as a member of our Board, on November 15, 2010, upon the retirement of Gerald D. Kelfer as President and Chief Executive Officer. Mr. Kelfer continues as a member of and Vice Chairman of the Board.

Joseph Carl Mulac, III, was appointed our Executive Vice President and as President of our wholly-owned subsidiary, Avatar Properties, Inc on October 25, 2010. Mr. Mulac was previously the chief executive officer of a private home builder purchased by us in the JEN Transaction.

Reuben S. Leibowitz and Allen J. Anderson were appointed to our Board on October 25, 2010. Mr. Leibowitz is the sole managing member of JEN Partners and is also a limited partner of certain affiliates of JEN. Mr. Anderson is employed by an affiliate of JEN, is a non-managing member of JEN and controls an entity that is a limited partner of certain affiliates of JEN.

Our Corporate Information

We are incorporated under the laws of the State of Delaware. Our executive headquarters are located at 201 Alhambra Circle, Coral Gables, Florida 33134. Our telephone number is (305) 442-7000. Our website is www.avatarholdings.com. Information contained in our website is not incorporated by reference into and does not constitute part of this prospectus supplement or the accompanying prospectus.

The Offering

The summary below describes the principal terms of the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the Notes.

Issuer	Avatar Holdings Inc.

Securities Offered	$100 million aggregate principal amount of % Senior Convertible Notes due 2016, which we refer to as the Notes.

Offering Price	Each Note will be issued at a price of 100% of its principal amount plus accrued interest, if any, from , 2011.

Maturity	February 15, 2016, unless earlier converted, repurchased or redeemed.

Interest Rate	% per year. Interest will be payable semi-annually in arrears in cash on February 15 and August 15 of each year, beginning on August 15, 2011.

Ranking	The Notes will be our senior unsecured obligations and will rank equal in right of payment with all of our existing and future senior unsecured indebtedness. The Notes will be effectively subordinated to any secured indebtedness to the extent of the value of the related collateral and structurally subordinated to indebtedness and other liabilities of our subsidiaries.

As of September 30, 2010, we and our consolidated subsidiaries had approximately $64.8 million principal amount of unsecured notes outstanding and approximately $0.1 million of secured notes outstanding.

Conversion Rights	You may convert your Notes into shares of our common stock at any time on or prior to the close of business on the business day immediately preceding the maturity date.

The Notes will be convertible at an initial conversion rate of shares of common stock per $1,000 principal amount of the Notes (equivalent to an initial conversion price of approximately $ per share). The conversion rate, and thus the conversion price, may be adjusted under certain circumstances as described under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.”

Upon any conversion, subject to certain exceptions, you will not receive any cash payment representing accrued and unpaid interest. See “Description of the Notes — Conversion Rights.”

Adjustment to Conversion Rate Upon a Non-Stock Change of Control	If and only to the extent holders elect to convert the Notes in connection with a transaction described under certain clauses of the definition of fundamental change as described in “Description of the Notes — Repurchase Right of Holders Upon a Fundamental Change” pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) consists of cash or securities (or other property) that are not common equity interests traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange, which we refer to as a “non-stock change of control,” we will increase the conversion rate by a number of additional shares. The number of additional shares will be determined by reference to the table in “Description of the Notes — Conversion Rights — Adjustment to Conversion Rate Upon a Non-Stock Change of Control,” based on the effective date and the price paid per share of our common stock in such non-stock change of control.

If holders of our common stock receive only cash in the type of transaction described above, the price paid per share will be the cash amount paid per share. Otherwise, the price paid per share will be the average of the last reported sale prices of our common stock on the five trading days prior to but not including the effective date of such non-stock change of control.

Certain Covenants	The indenture governing the Notes will, among other things, contain the following financial covenants, as described under “Description of the Notes — Certain Financial Covenants”:

• until February 15, 2014, we will maintain, at all times, cash and cash equivalents of not less than $20 million;

• until the second anniversary of the original issuance date of the Notes, our total consolidated indebtedness (as “indebtedness,” is defined in the Notes) shall not exceed $150 million at any time excluding, for purposes of this clause, until April 5, 2011, our outstanding 4.50% convertible senior notes due 2024; and

• until the second anniversary of the original issuance date of the Notes, our total consolidated indebtedness (as “indebtedness,” is defined in the Notes) shall not exceed $50 million at any time, excluding for purposes of this clause: (a) the Notes, (b) any indebtedness with a maturity date after           , 2014, which indebtedness does not provide the holder with a unilateral put right prior to          , 2014 and (c) until April 5, 2011, our outstanding 4.50% convertible senior notes due 2024.

Repurchase Right of Holders Upon Breach of Certain Financial Covenants	If we breach any of the financial covenants described in “Description of the Notes — Certain Financial Covenants,” you will have the right to require us to repurchase, at the repurchase price described below, up to 50% in aggregate principal amount of your Notes, for which you have properly delivered and not withdrawn a written repurchase notice.

The repurchase price will be payable in cash and will equal 110% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the repurchase date. See “Description of the Notes — Repurchase Right of Holders Upon Breach of Certain Financial Covenants.”

Repurchase Right of Holders on Specified Date	On February 15, 2014, you will have the right to require us to repurchase, at the repurchase price described below, all or part of your Notes for which you have properly delivered and not withdrawn a written repurchase notice.

The repurchase price will be payable in cash and will equal 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the repurchase date. See “Description of the Notes — Repurchase Right of Holders on Specified Date.”

Repurchase Right of Holders Upon a Fundamental Change	If a fundamental change, as described in “Description of the Notes — Repurchase Right of Holders Upon a Fundamental Change” occurs at any time prior to the maturity of the Notes, you will have the right to require us to repurchase, at the repurchase price described below, all or part of your Notes for which you have properly delivered and not withdrawn a written repurchase notice.

The repurchase price will be payable in cash and will equal 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the repurchase date.

See “Description of the Notes — Repurchase Right of Holders Upon a Fundamental Change.”

Redemption at Our Option	We may, at any time on or after February 15, 2014, at our option, redeem for cash all or any portion of the outstanding Notes, but only if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date we provide the notice of redemption to holders exceeds 130% of the conversion price in effect on each such trading day and certain other conditions described in this prospectus supplement are met.

The redemption price will be payable in cash and will equal 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the redemption date. See “Description of the Notes — Redemption at Our Option.”

Events of Default	If an event of default on the Notes occurs, the principal amount of the Notes (or the repurchase price or redemption price, as applicable), plus accrued and unpaid interest (including additional interest, if any) may be declared immediately due and payable, subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving Avatar or certain of its subsidiaries.

The breach of a financial covenant will not be deemed to constitute an event of default so long as we satisfy our obligations to provide timely notice of such breach and repurchase all Notes we are required to purchase. In the event we fail to satisfy our obligations, such failure will constitute an event of default. Following such event of default, 100% of the aggregate principal amount of the Notes will become due and payable at the repurchase price of 110% of the principal amount of the Notes.

Absence of Public Market for the Notes	The Notes will be a new issuance of securities and there is currently no established market for the Notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the

Notes. The underwriter has advised us that it currently intends to make a market in the Notes. However, it is not obligated to do so, and may discontinue any market making with respect to the Notes without notice. We do not intend to apply for a listing of the Notes on any securities exchange or any automated dealer quotation system.

Nasdaq Symbol for Our Common Stock	Our common stock is listed on Nasdaq under the symbol “AVTR.”

Use of Proceeds	We will receive approximately $ million from this offering after deducting the underwriter’s fee and estimated offering expenditures. We expect to use the net proceeds for general corporate purposes, including, without limitation, the repayment of debt (including our 4.50% Convertible Senior Notes due 2024) and potential new acquisitions of real estate and real estate-related assets. From time to time, we engage in preliminary discussions and negotiations with various businesses in order to explore the possibility of an acquisition or investment. As of the date of this prospectus supplement, no acquisitions or investments are probable. See “Use of Proceeds.”

U.S. Federal Income Tax Considerations	For the U.S. federal income tax consequences of the holding, disposition and conversion of the Notes, and the holding and disposition of our common stock, see “Certain United States Federal Income Tax Consequences.”

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the specific risks described below, the risks described in the accompanying prospectus and the risks under the caption “Risk Factors” in any of our filings with the Commission pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act, which are incorporated herein and therein by reference, before making an investment decision. Each of the risks described could materially adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment. For more information, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

Risks Relating to the Notes and this Offering

Our debt will increase significantly as a result of this offering. Our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under the Notes and our other debt.

Our debt and debt service obligation will increase significantly as a result of this offering. As of September 30, 2010, as adjusted for this offering, we would have had approximately $164.9 million of outstanding unsecured and secured note obligations. See the “As Adjusted” column of the “Capitalization” table below. This level of debt could have significant consequences on our future operations, including, among others:

•	making it more difficult for us to meet our payment and other obligations under the Notes and our other outstanding debt;

•	resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which event of default could result in all of our debt becoming immediately due and payable;

•	reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

Any of the above-listed factors could have a material adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the Notes and our other debt.

There are only limited restrictive covenants in the Notes indenture relating to our ability to incur future indebtedness or complete other financial transactions.

The indenture governing the Notes contains only limited financial restrictions on the incurrence of indebtedness, and no restrictions relating to the payment of dividends, transactions with affiliates, incurrence of liens, or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may in some circumstances, incur additional debt, including secured indebtedness effectively senior to the Notes, or indebtedness at the subsidiary level to which the Notes would be structurally subordinated. As part of our business strategy, we may use proceeds from this offering to finance potential acquisitions or develop communities, which may cause us to incur significant indebtedness.

A higher level of indebtedness increases the risk that we may default on our debt obligations. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt or that future working capital, borrowings or equity financing will be available to pay or refinance such debt. The indenture contains no covenants or other provisions to afford protection to holders of the Notes upon the occurrence of designated events other than a breach of certain covenants contained in the indenture governing the Notes or a fundamental change (as described under “Repurchase Right of Holders Upon Breach of Certain Financial Covenants” and “Repurchase Rights of Holders Upon a Fundamental Change”).

Provisions of the Notes could discourage a potential future acquisition of us by a third party.

Certain provisions of the Notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the Notes will have the right, at their option, to require us to repurchase all of their Notes or any portion of the principal amount of such Notes in integral multiples of $1,000. We also may be required to issue additional shares upon conversion or provide for conversion into the acquirer’s capital stock in the event of certain fundamental changes.

We may be unable to generate sufficient cash flow to satisfy our debt service obligations.

Our ability to generate cash flow from operations to make interest payments on the Notes will depend on our future performance, which will be affected by a range of economic, competitive, legislative, regulatory and business factors. We cannot control many of these factors, including general economic conditions and the condition of the real estate industry. If our operations do not generate sufficient cash flow from operations to satisfy our debt service obligations or to fund other liquidity needs, we may need to borrow additional funds to make these payments or undertake alternative financing plans, such as refinancing or restructuring our debt, including the Notes, selling assets or reducing or delaying capital investments and acquisitions. Additional funds or alternative financing may not be available to us on favorable terms, or at all. Our inability to generate sufficient cash flow from operations or obtain additional funds or alternative financing on acceptable terms could cause us to be unable to meet our payment obligations, which could have a material adverse effect on our business, financial condition and results of operations.

The indenture governing the Notes contains financial maintenance and other covenant restrictions that may limit our ability to operate our business and creates a risk of default.

The indenture governing the Notes contains financial maintenance and other covenant restrictions, and any of our other future debt agreements may contain covenant restrictions, that limit our ability to operate our business and create a risk of default. The financial maintenance covenants in the indenture include financial maintenance covenants relating to our cash levels and our total consolidated indebtedness, as more fully described under “Description of the Notes” below. Our ability to comply with these covenants and tests is dependent on our future performance, which will be subject to many factors, some of which are beyond our control, including prevailing economic conditions. If we are not able to satisfy these financial covenants and you tender your Notes for repurchase, we may not have access to sufficient funds to repurchase your Notes which may result in an event of default under the terms of the indenture.

The Notes will be effectively subordinated to the liabilities of all of our subsidiaries, which may adversely affect your ability to receive payments on the Notes.

The Notes are obligations exclusively of Avatar and will not be guaranteed by any of our subsidiaries. We conduct a significant portion of our operations through our subsidiaries. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the Notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes on distributions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and other business considerations.

Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the Notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. The Notes do not restrict us or our subsidiaries from incurring indebtedness, including senior secured indebtedness in the future, subject only to financial maintenance covenants relating to our cash levels and our total consolidated indebtedness (which such covenants will expire as described under “Description of the Notes — Certain Financial Covenants”).

You will not receive cash payments of accrued but unpaid interest upon conversion of your Notes.

Upon conversion of your Notes into shares of common stock, we will deliver to the holder of Notes the full number of shares of common stock into which $1,000 principal amount of the Notes is convertible, together with cash payments for fractional shares, if any. Our obligation to pay accrued but unpaid interest attributable to the period from the most recent interest payment date through the conversion date will be deemed to be satisfied upon delivery of the shares and any accrued interest payable to you will be deemed to be paid in full, except as described under “Description of the Notes — Conversion Rights.”

We may be unable to repay the principal amount of the Notes at maturity or repurchase the Notes for cash when required by the holders following a breach of certain financial covenants, upon the occurrence of a fundamental change, or on a specific repurchase date.

At maturity, the entire outstanding principal amount of the Notes will become due and payable by us. We cannot assure you that we will have sufficient funds or will be able to arrange for necessary financing on acceptable terms to pay the principal amount due. In that case, our failure to repay the Notes at maturity would constitute an event of default under the indenture.

Holders of the Notes also have the right to require us to repurchase the Notes upon a breach of certain financial covenants contained in the indenture governing the notes, upon the occurrence of a fundamental change, or on February 15, 2014. Any of our future debt agreements may contain a similar provision. We may not have sufficient funds to make the required repurchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the Notes in cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time, which will limit our ability to purchase the Notes for cash in certain circumstances. If we fail to repurchase the Notes in cash as required by the indenture, it would constitute an event of default under the indenture governing the Notes, which, in turn, would constitute an event of default under other debt.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the Notes.

Upon the occurrence of a fundamental change, you have the right to require us to offer to repurchase the Notes. However, the fundamental change provisions will not afford protection to holders of the Notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a fundamental change requiring us to repurchase the Notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the Notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of the Notes.

The terms of the Notes only provide limited protection in the event of a fundamental change.

The requirement that we offer to repurchase the Notes upon a fundamental change is limited to the transactions specified in the definition of a “fundamental change” under “Description of the Notes— Repurchase Right of Holders Upon a Fundamental Change”. Similarly, the circumstances under which we are required to adjust the conversion rate upon the occurrence of a “non-stock change of control” are limited to circumstances where a Note is converted in connection with such a transaction as set forth under “Description of the Notes — Conversion Rights—Adjustment to Conversion Rate Upon a Non-Stock Change of Control.” Accordingly, subject to restrictions contained in our other debt agreements, we could enter into certain transactions, such as acquisitions, refinancings or recapitalizations, that could affect our capital structure and the value of the Notes and common stock but would not constitute a fundamental change under the Notes.

We cannot assure you that our obligation to repurchase, in certain circumstances, all or a portion of the Notes at a repurchase price of 110% of the aggregate principal amount will be judicially enforceable.

The Notes provide that if we breach any of the financial covenants, you will have the right to require us to repurchase up to 50% of the aggregate principal amount of the Notes at 110% of the aggregate principal amount. Any failure by us to repurchase such Notes will constitute an event of default, following which 100% of the aggregate principal amount of the Notes shall become due and payable at the repurchase price of 110% of the principal amount of the Notes. We cannot assure you that a court would not find that the premium paid by us under these circumstances was punitive in nature and, therefore, that such terms were unenforceable.

The adjustment to the conversion rate upon the occurrence of certain types of fundamental changes may not adequately compensate you for the lost option time value of your Notes as a result of such fundamental change.

If certain types of fundamental changes occur on or prior to the date when the Notes may be redeemed, we may adjust the conversion rate of the Notes to increase the number of shares issuable upon conversion. The number of additional shares to be added to the conversion rate will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in the fundamental change as described under “Description of the Notes — Conversion Rights — Adjustment to Conversion Price Upon Certain Fundamental Changes.” Although this adjustment is designed to compensate you for the lost option value of your Notes as a result of certain types of fundamental changes, the adjustment is only an approximation of such lost value based upon assumptions made on the date of this Prospectus Supplement and may not adequately compensate you for such loss. In addition, if the price paid per share of our common stock in the fundamental change is less than $      or more than $      (subject to adjustment), there will be no such adjustment.

Because your right to require us to repurchase the Notes is limited, the market prices of the Notes may decline if we enter into a transaction that does not require us to repurchase the Notes under the indenture.

The circumstances upon which we are required to repurchase the Notes are limited and may not include every event that might cause the market prices of the Notes to decline or result in a downgrade of the credit rating of the Notes, if any. As a result, our obligations to repurchase the Notes in certain circumstances may not preserve the value of the Notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

There is no established trading market for the Notes, which could materially and adversely affect the liquidity and value of your Notes.

The Notes are a new issue of securities, and there is no existing market for the Notes. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes on any automated dealer quotation system. We have been advised by the underwriter that following the completion of the offering, it currently intends to make a market in the Notes. However, it is not obligated to do so and any market-making activities with respect to the Notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to limits imposed by law. A market may not develop for the Notes, and there can be no assurance as to the liquidity of any market that may develop for the Notes. If an active, liquid market does not develop for the Notes, the market price and liquidity of the Notes may be adversely affected. If any of the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price.

The liquidity of the trading market, if any, and future trading prices of the Notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the Notes will be subject to disruptions which may have a negative effect on the holders of the Notes, regardless of our operating results, financial performance or prospects.

Any adverse rating of the Notes may cause their trading price to fall.

We do not intend to seek a rating on the Notes. However, if a rating service were to rate the Notes and if such rating service were to withdraw its rating or lower its rating on the Notes below the rating initially assigned to the Notes or otherwise announces its intention to put the Notes on credit watch, the trading price of the Notes could decline.

Developments in the convertible debt markets may adversely affect the market value of the Notes.

During the last several years, the convertible debt markets have experienced unprecedented disruptions resulting from, among other things, the recent instability in the credit and capital markets and the emergency orders issued by the SEC on September 17 and 18, 2008 (and extended on October 1, 2008). These orders were issued as a stop-gap measure while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these orders temporarily imposed a prohibition on effecting short sales of the common stock of certain financial companies. As a result, the SEC orders made the convertible arbitrage strategy that many convertible notes investors employ difficult to execute for outstanding convertible notes of those companies whose common stock was subject to the short sale prohibition. The SEC orders expired on October 8, 2008. However, any future governmental actions that impose limitations on short sales of common stock of issuers, including consideration by the SEC to reinstate the “up-tick rule,” could significantly affect the market value of convertible securities linked to those common stocks.

The price of our common stock, and therefore of the Notes, may fluctuate significantly, which may make it difficult for you to resell the Notes or common stock issuable upon conversion of the Notes when you want or at prices you find attractive.

The price of our common stock on The Nasdaq Stock Market constantly changes. We expect that the market price of our common stock will continue to fluctuate. In addition, because the Notes are convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the Notes.

Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	quarterly variations in our operating results;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	announcements of innovations, new products, strategic developments, significant contracts, acquisitions and other material events by us or our competitors;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	future sales of our equity or equity-related securities;

•	changes in general conditions in our industry and in the economy and the financial markets; and

•	departures of key personnel.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may materially and adversely affect our stock price, regardless of our operating results.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could materially and adversely affect the trading price of our common stock, the value of the Notes and our ability to raise funds in new offerings.

In the future, we may sell additional shares of our common stock to raise capital or in connection with acquisitions, such as the JEN Transaction described above under “Prospectus Summary — Recent Developments.” Sales of substantial amounts of additional shares of our common stock, including shares of our common stock underlying the Notes and shares issuable upon exercise of outstanding options, restricted stock units, and stock units, as well as sales of shares that may be issued in connection with future acquisitions or for other purposes, including to finance our operations and business strategy or to adjust our ratio of debt to equity, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us. The price of our common stock could also be affected by possible sales of our common stock by investors who view the Notes being offered in this offering as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect will develop involving our common stock.

Future sales of common stock by our existing stockholders may cause our stock price to decline significantly.

The market price of our common stock could decline as a result of sales by our existing and future stockholders, including the holders of the Notes and our 4.50% Convertible Senior Notes due 2024 (our “4.50% Notes”), or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate.

Our share price could decline if a large number of shares of our common stock or equity-related securities become eligible for future sale.

Sales of a substantial number of shares of our common stock or other equity-related securities, as well as issuances of shares of common stock upon conversion of the Notes as well as our 4.50% Notes, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. Any such future sales or issuances could dilute the ownership interests of stockholders, and we cannot predict the effect that future sales or issuances of our common stock or other equity-related securities would have on the market price of our common stock nor can we predict our future needs to fund our operations or balance sheet with future equity issuances.

The significant number of shares of our common stock issuable upon conversion of the Notes and our existing convertible securities could adversely affect the trading prices of our common stock and, as a result, the value of the Notes.

The Notes being offered hereby will be convertible into approximately           shares subject to adjustment. In addition, upon certain types of fundamental change, we may be required to deliver significantly more shares of our common stock upon conversion of the Notes. Conversion of our outstanding convertible securities and/or the Notes and the sale in the market of stock issued upon conversion or the perception that those other securities and notes will be converted could depress the market price of our common stock and, as a result, the value of the Notes. In addition, the price of our common stock could be adversely affected by possible sales, including short sales, of our common stock by investors in our notes and other securities who engage in hedging and arbitrage activities.

Holders of the Notes are not entitled to any rights with respect to our common stock, but are subject to all changes made with respect to our common stock.

If you hold Notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes to our common stock that might be adopted by the holders of our common stock to curtail or eliminate any of the powers, preferences or special rights of our common stock, or impose new restrictions or qualifications upon our common stock. You will only be entitled to rights with respect to the common stock as of the conversion date for any converted Notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the conversion date for any converted Notes, you will not be entitled to vote on the amendment, though you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The conversion rate of the Notes will not be adjusted for all potentially dilutive events that may adversely affect the trading price of the Notes or the common stock issuable upon conversion of the Notes.

The conversion rate of the Notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock; the issuance of rights or warrants; subdivisions; combinations; distributions of capital stock, indebtedness or assets; cash dividends and certain issuer tender or exchange offers as described under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the Notes or the common stock. Additionally, except in certain cases, the conversion rate may not be increased above a specified maximum. There can be no assurance that an event that adversely affects the value of the Notes, but does not result in an adjustment to the conversion rate, will not occur.

Because we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways in which you disagree.

We intend to use the net proceeds for general corporate purposes, including, without limitation, the repayment of debt (including our 4.50% Notes) and potential new acquisitions of real estate and real estate-related assets. See “Use of Proceeds.” Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Furthermore, it is possible that the net proceeds of this offering will be invested in a way that does not yield a favorable, or any, return for our company. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results, cash flow and the value of your Notes.

Notes could be treated as contingent payment debt instruments.

A U.S. holder would be required to accrue interest income on a constant yield basis at an assumed yield in excess of the stated interest rate on the Notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield, regardless of the holder’s method of tax accounting, and gains on disposition of the Notes could be subject to ordinary income treatment if the IRS successfully challenges certain positions we are taking. See “Certain United States Federal Income Tax Consequences — U.S. Holders — Premium in connection with repurchases triggered by breach of certain financial covenants.”

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the Notes, even though you do not receive a corresponding cash distribution.

The conversion rate of the Notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a designated event occurs prior to the maturity date of the Notes, under some circumstances, we will increase the conversion rate for Notes converted in connection with the designated event. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. If you are a non-U.S. holder (as defined in “Certain United States Federal Income Tax Consequences”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty. Any withholding tax on such a deemed dividend may be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to you.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus supplement.

	For the
	Nine
	Months
	Ended
	September 30,		For the Year Ended December 31,
	2010		2009		2008		2007	2006	2005

Ratio of earnings to fixed charges	N/A	(1)	N/A	(1)	N/A	(1)	3.6	23.3	6.0

(1) Our earnings were insufficient to cover fixed charges by $25.7 million, $59.7 million, and $135.1 million for the nine months ended September 30, 2010, and for the fiscal years ended December 31, 2009 and December 31, 2008, respectively.

USE OF PROCEEDS

We will receive approximately $      million from this offering after deducting the underwriter’s fee and estimated offering expenditures. We expect to use the net proceeds for general corporate purposes, including, without limitation, the repayment of debt (including our 4.50% Notes) and potential new acquisitions of real estate and real estate-related assets. From time to time, we engage in preliminary discussions and negotiations with various businesses in order to explore the possibility of an acquisition or investment. As of the date of this prospectus supplement, no acquisitions or investments are probable.

As of January 28, 2011, there was approximately $64.8 principal amount outstanding of our 4.50% Notes. We may, at our option, redeem for cash all or a portion of our 4.50% Notes at any time on or after April 5, 2011. Holders may require us to repurchase our 4.50% Notes for cash on April 1, 2011, April 1, 2014 and April 1, 2019.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2010 (1) on an actual basis and (2) as adjusted to give effect to this offering, after deducting the underwriter’s fees and our estimated offering expenditures. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q and our unaudited financial statements and related notes for the nine month period ended September 30, 2010 included therein.

	September 30, 2010
	Historical
	(unaudited)		As Adjusted
	(In thousands, except par value and share information)

Cash and cash equivalents	$148,149	(1)	$

Notes, mortgage notes and other debt:
4.50% Senior Convertible Notes (2)	64,087			64,087
% Senior Convertible Notes (3)	-			100,000
Real estate, other	111			111

Total Debt(4)	$64,198			$164,198

Stockholders’ Equity
Common Stock, par value $1 per share
Authorized: 50,000,000 shares
Issued: 14,019,792 shares at September 30, 2010 (5)	14,020			14,020
Additional paid-in capital	286,852			286,852
Retained earnings	197,530			197,530

	498,402			498,402

Treasury stock: at cost, 2,658,461 shares at September 30, 2010	(78,937)			(78,937)

Total Avatar stockholders’ equity	419,465			419,465
Non-controlling interest	601			601

Total Equity	420,066			420,066

Total Capitalization	$484,264			$584,264

(1)	Cash and cash equivalents at September 30, 2010 does not reflect $33.6 million in cash paid in the JEN Transaction on October 25, 2010, as described in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

(2)	In accordance with the adoption of FASB Staff Position (FSP) 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (FSP 14-1) we were required to separately account for the liability (debt) and equity (conversion option) components. As of September 30, 2010, the principal amount outstanding is $64,804.

(3)	Excludes reduction for equity (conversion option) component which will be classified as equity in accordance with FSP 14-1.

(4)	Total debt at September 30, 2010 does not include $12.0 million in notes incurred in connection with the JEN Transaction on October 25, 2010, as described in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

(5)	Excludes (i) 110,000 shares of common stock issuable under outstanding stock options at September 30, 2010, (ii) 15,335 shares issuable under restricted stock unit awards, and (iii) 16,751 stock units, which were outstanding at September 30, 2010. Also excludes (i) 1,050,572 shares of restricted stock issued in connection with the JEN Transaction, as described in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, (ii) up to 420,168 shares of common stock that may be issued to JEN in the future, and (iii) an aggregate of 490,000 shares of restricted common stock issued to Messrs. Donnell and Mulac upon their appointments in November and October, respectively, as described above under “Prospectus Summary — Recent Developments.” An additional 494,930 shares of common stock are reserved for issuance under our equity compensation plans as of September 30, 2010 (which were subsequently reduced by the 490,000 restricted shares issued in connection with the appointments of Messrs. Donnell and Mulac).

DESCRIPTION OF THE NOTES

This description of the terms of the Notes adds information to the description of the general terms and provisions of the debt securities in the accompanying prospectus. If this description differs in any way from the description in the accompanying prospectus, you should rely on the description in this prospectus supplement. This description is only a summary of certain terms of the indenture and supplemental indenture referred to below, and does not purport to be complete. Those documents, and not the descriptions, will define the rights of the holders of the Notes. Whenever particular defined terms of the indenture and supplemental indenture are referred to herein, such defined terms are incorporated by reference herein.

The Notes will constitute a separate series of debt securities to be issued under a supplemental indenture (the “supplemental indenture”) between Avatar Holdings Inc., as issuer, and Wilmington Trust FSB, as trustee, and the original indenture between the issuer and the trustee dated as of          , 2011 (the “base indenture” and together with the supplemental indenture, the “indenture”). The terms of the Notes include those provided in the indenture.

The following description is only a summary of the material provisions of the Notes and the indenture. We urge you to read the indenture in its entirety because it, and not this description, define your rights as a holder of the Notes. You may request copies of the indenture as set forth under the caption “Where You Can Find More Information.”

When we refer to “Avatar Holdings Inc.,” “Avatar,” “we,” “our” or “us” in this section, we refer only to Avatar Holdings Inc. and not its subsidiaries.

Brief Description of the Notes

The Notes will:

•	be limited to $100.0 million aggregate principal amount;

•	bear interest at a rate of % per year, payable semi-annually in arrears, on February 15 and August 15 of each year, commencing on August 15, 2011;

•	be general unsecured obligations, ranking equally with all of our other unsecured senior indebtedness and senior in right of payment to any subordinated indebtedness;

•	include certain financial covenants relating to our cash levels and our total consolidated indebtedness, which covenants expire on the second anniversary of the original issuance date of the Notes (or, in the case of the cash level covenant, on February 15, 2014);

•	be convertible by you at any time on or prior to 5:00 p.m., New York City time, on the business day immediately preceding the maturity date, into shares of our common stock initially at a conversion rate of shares of our common stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $ per share. In the event of certain types of fundamental changes, we will increase the conversion rate as described herein;

•	be subject to repurchase by us at your option if a fundamental change occurs, at a cash repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date, as set forth under “—Repurchase Right of Holder Upon a Fundamental Change”; and

•	be subject, up to 50% in aggregate principal amount of such Notes, to repurchase by us at your option if we breach certain financial covenants, at a cash repurchase price equal to 110% of the principal amount of the Notes, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date, as set forth under “— Repurchase Right of Holder Upon Breach of Certain Financial Covenants”;

•	be subject to repurchase by us at your option on February 15, 2014, at a cash repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date, as set forth under “— Repurchase Right of Holder on Specified Date”;

•	be redeemable at our option at any time on or after February 15, 2014, subject to certain conditions; and

•	be due on February 15, 2016, unless earlier converted or repurchased by us at your option.

The indenture governing the Notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens, the issuance or repurchase of securities by us or any of our subsidiaries and other restrictive covenants that would protect you from transactions and actions that may adversely affect you, other than financial maintenance covenants relating to our cash levels and our total consolidated indebtedness, which covenants expire on the second anniversary of the original issuance date of the Notes (or, in the case of the cash level covenant, on February 15, 2014). You are not afforded protection under the indenture in the event of a change in control of us, except to the extent described below under “— Conversion Rights” and “—Repurchase Right of Holders Upon a Fundamental Change.” The indenture contains only limited financial covenants applicable to our ability to incur debt, see “—Certain Financial Covenants.”

No sinking fund is provided for the Notes, and the Notes will not be subject to defeasance.

The Notes initially will be issued in book-entry form only in denominations of $1,000 principal amount and whole multiples thereof. Beneficial interests in the Notes will be shown on, and transfers of beneficial interests in the Notes will be effected only through, records maintained by The Depository Trust Company, or DTC, or its nominee, and any such interests may not be exchanged for certificated Notes except in limited circumstances. For information regarding conversion, registration of transfer and exchange of global Notes held in DTC, see “—Form, Denomination and Registration — Global Notes, Book-Entry Form.”

If certificated Notes are issued, you may present them for conversion, registration of transfer and exchange, without service charge, at our office or agency in          , which will initially be the office or agency of the trustee in          .

Additional Notes

We may, without the consent of the holders of the Notes, increase the principal amount of the Notes by issuing additional Notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional Notes; provided that such differences do not cause the additional Notes to constitute a different class of securities than the Notes for U.S. federal income tax purposes; and provided further, that the additional Notes have the same CUSIP number as the Notes offered hereby. The Notes offered by this Prospectus Supplement and any additional Notes would rank equally and ratably and would be treated as a single class for all purposes under the indenture. No additional Notes may be issued if any event of default has occurred with respect to the Notes and is continuing.

Payment at Maturity

On the maturity date, each holder will be entitled to receive on such date $1,000 in cash for each $1,000 in principal amount of Notes, together with accrued and unpaid interest (including additional interest, if any) to, but not including, the maturity date. With respect to global Notes, principal, premium, if any, and interest (including additional interest, if any) will be paid to DTC in immediately available funds. With respect to any certificated Notes, principal and interest (including

additional interest, if any) will be payable at our office or agency in          , which initially will be the office or agency of the trustee in          .

Interest

The Notes will bear interest at a rate of     % per year. Interest will accrue from the date of original issuance of the Notes or from the most recent date to which interest has been paid or duly provided for. We will pay interest (including additional interest, if any) semi-annually, in arrears on February 15 and August 15 of each year, commencing on August 15, 2011, to holders of record at 5:00 p.m., New York City time, on the preceding February 1 and August 1, respectively. However, there are two exceptions to the preceding sentence:

•	we will not pay in cash accrued and unpaid interest (excluding any additional interest) on any Notes when they are converted, except as described under “— Conversion Rights”; and

•	we will pay accrued and unpaid interest (including additional interest, if any) to a person other than the holder of record on the record date immediately prior to the maturity date on the maturity date. On such date, we will pay accrued and unpaid interest to the person to whom we pay the principal amount.

We will pay interest on:

•	global Notes to DTC in immediately available funds;

•	any certificated Notes having a principal amount of less than $2,000,000, by check mailed to the holders of those Notes; provided, however, at maturity, interest will be payable as described under “— Payment at Maturity”; and

•	any certificated Notes having a principal amount of $2,000,000 or more, by wire transfer in immediately available funds at the election of the holders of these Notes duly delivered to the trustee at least five business days prior to the relevant interest payment date; provided, however, at maturity, interest will be payable as described under “— Payment at Maturity.”

Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If a payment date is not a business day, payment will be made on the next succeeding business day, and no additional interest will accrue thereon.

To the extent lawful, payments of principal or interest (including additional interest, if any) on the Notes that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

Conversion Rights

Holders may convert their Notes at any time prior to 5:00 p.m., New York City time, on the business day preceding the maturity date at an initial conversion rate of           shares of common stock per $1,000 principal amount of the Notes (equivalent to an initial conversion price of approximately $      per share). The conversion rate will be subject to adjustment as described below. Unless we have previously repurchased or redeemed the Notes, you will have the right to convert any portion of the principal amount of any Notes that is an integral multiple of $1,000 at any time on or prior to the close of business on the business day immediately preceding the maturity date.

Except as provided in the next paragraph, upon conversion, you will not receive any separate cash payment of accrued and unpaid interest (excluding any additional interest) on the Notes. Accrued and unpaid interest (excluding any additional interest) and accrued tax original issue discount, if any, to the conversion date is deemed to be paid in full with the shares of our common stock issued (or cash paid on account of fractional shares) upon conversion rather than cancelled, extinguished or forfeited.

If you convert your Notes after the record date for an interest payment but prior to the corresponding interest payments date, you will receive on the corresponding interest payment date the interest (including additional interest, if any) accrued and unpaid on your Notes, notwithstanding your conversion of those Notes prior to the interest payment date, assuming you were the holder of record on the corresponding record date. However, except as provided in the next sentence, at the time you surrender your Notes for conversion, you must pay us an amount equal to the interest (excluding any additional interest) that has accrued and will be paid on the Notes being converted on the corresponding interest payment date. You are not required to make such payment:

•	if you convert your Notes following the regular record date immediately preceding the maturity date;

•	if you convert your Notes in connection with a fundamental change and we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date;

•	on any Notes called for redemption, if we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest (including overdue additional interest, if any), if overdue interest (or overdue additional interest) exists at the time of conversion with respect to your Notes.

Except as described under “— Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on any common stock issued upon conversion of the Notes.

Conversion Upon Notice of Redemption

If we call any of the Notes for redemption, holders may convert such Notes called for redemption at any time prior to the close of business on the business day immediately preceding the redemption date.

Conversion Procedures

If you hold a beneficial interest in a global Note, to convert you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay funds equal to interest (excluding any additional interest) payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated Note, to convert you must:

•	complete and manually sign the conversion notice on the back of the Notes or a facsimile of the conversion notice;

•	deliver the completed conversion notice and the Notes to be converted to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest (but excluding any additional interest) payable on the next interest payment date to which you are not entitled; and

•	if required, pay all transfer or similar taxes, if any.

The conversion date will be the date on which you have satisfied all of the foregoing requirements. The Notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date.

You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own. Certificates representing common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by you have been paid in full.

We will not issue fractional shares of our common stock upon conversion of the Notes. Instead, we will pay cash in lieu of fractional shares based on the closing sale price of our common stock on the trading day immediately preceding the conversion date.

Conversion Rate Adjustments

We will adjust the conversion rate for the following events:

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	OS1 OS0

where,
CR1	=	the conversion rate in effect immediately prior to the open of business on the record date for such dividend or distribution or the effective date of such share split or combination, as the case may be;
CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the record date for such dividend or distribution or the effective date of such share split or combination, as the case may be;
OS0	=	the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the record date for such dividend or distribution or the effective date of such share split or combination;
OS1	=	the number of shares of our common stock that would be outstanding immediately after such dividend, distribution, share split or combination, as the case may be.

If any dividend or distribution described in this clause (1) is declared but not so paid or made, the adjusted conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we distribute to all or substantially all holders of our common stock any rights, warrants or convertible securities (other than rights issued pursuant to a shareholders’ right plan) entitling them for a period of not more than 45 days from the issuance date for such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the last reported sale price of our common stock on the trading day immediately preceding the declaration date of such distribution, the conversion rate will be adjusted based on the following formula; provided that the conversion rate will be readjusted to the extent that such rights, warrants or convertible securities are not exercised or converted prior to their expiration:

CR1	=	CR0	×	OS0 + X OS0 + Y

where,
CR1	=	the conversion rate in effect immediately prior to the open of business on the record date for such distribution;
CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the record date for such distribution;
OS0	=	the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the record date for such distribution;
X	=	the total number of shares of our common stock issuable pursuant to such rights; and
Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, warrants or convertible securities, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the record date for such distribution.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other of our assets or property to all or substantially all holders of our common stock, excluding:

•	dividends or distributions as to which adjustment is required to be effected in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs described below in the second paragraph of this clause (3),

then the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	SP0 SP0 – FMV

where,
CR1	=	the conversion rate in effect immediately prior to the open of business on the record date for such distribution;
CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the record date for such distribution;
SP0	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the record date for such distribution; and
FMV	=	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock as of the open of business on the record date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of ours that are listed on a national or regional securities exchange, which is referred to in this Prospectus Supplement as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1	=	CR0	×	FMV + MP0 MP0

where,
CR1	=	the conversion rate in effect immediately prior to the open of business on the record date for the spin-off;
CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the record date for the spin-off;
FMV	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading day period immediately following, and including, the third trading day after the record date for such spin-off (such period, the “valuation period”); and
MP0	=	the average of the last reported sale prices of our common stock over the valuation period.

The adjustment of the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the third trading day after the record date for such spin-off; provided that in respect of any conversion within the ten trading days following the commencement of the valuation period, references within this clause (3) to ten days shall be deemed replaced with such lesser number of trading days as have elapsed during such valuation period in determining the applicable conversion rate.

If any such dividend or distribution described in this clause (3) is declared but not paid or made, the adjusted conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(4) If we pay any cash dividends or distributions to all or substantially all holders of our common stock (other than dividends or distributions made in connection with our liquidation, dissolution or winding-up or upon a merger, consolidation or sale, lease, transfer, conveyance or other disposition resulting in a change in the conversion consideration as described under “—Change in the Conversion Rights upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events”), the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	SP0 SP0 – C

where,
CR1	=	the conversion rate in effect immediately prior to the open of business on the record date for such dividend or distribution;
CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the record date for such distribution;
SP0	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the record date for such distribution; and
C	=	the amount in cash per share we distribute to holders of our common stock.

If any dividend or distribution described in this clause (4) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1	=	CR0	×	AC + ( SP1 × OS1 ) OS0 × SP1

where,
CR1	=	the conversion rate in effect immediately prior to the open of business on the trading day next succeeding the date such tender offer or exchange offer expires;
CR0	=	the conversion rate in effect at 5:00 p.m. on the day such tender offer or exchange offer expires;
AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;
SP1	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires (the “averaging period”);
OS1	=	the number of shares of our common stock outstanding immediately after the close of business on the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and
OS0	=	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer).

The adjustment of the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within the ten trading days following the commencement of the averaging period, references within this clause (5) to ten days shall be deemed replaced with such lesser number of trading days as have elapsed during such averaging period in determining the applicable conversion rate.

To the extent that any future shareholders’ rights plan adopted by us is in effect upon conversion of the Notes into common stock, you will receive, in addition to the common stock, the rights under the applicable rights agreement unless the rights have separated from our common stock at the time of conversion of the Notes, in which case, the conversion rate will be adjusted as if we distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness or assets as described above in clause (3), subject to readjustment in the event of the expiration, termination or redemption of such rights.

We will not make any adjustment in accordance with clauses (1) – (5) above if holders may participate in the transaction or in certain other cases. Except with respect to a spin-off, in cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities, applicable to one share of common stock, distributed to stockholders:

•	equals or exceeds the average closing price of our common stock over the ten consecutive trading day period ending on the record date for such distribution, or

•	such average closing price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00,

rather than being entitled to an adjustment in the conversion price, the holder of Notes will be entitled to receive upon conversion, in addition to the shares of common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such Notes immediately prior to the record date for determining the stockholders entitled to receive the distribution.

Except as stated above, we will not adjust the conversion rate for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

If a taxable distribution to holders of our common stock or other transaction occurs that results in any adjustment of the conversion rate (including an adjustment at our option), you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See “Certain United States Federal Income Tax Consequences.”

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustment that is less than 1% of the conversion rate, take such carried-forward adjustments into account in any subsequent adjustment, and make such carried-forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (a) annually on the anniversary of the first date of issue of the Notes and otherwise (b)(1) upon a conversion of the Notes by a holder or (2) prior to any repurchase date, unless such adjustment has already been made.

If we adjust the conversion rate pursuant to the above provisions, we will issue a press release through a national distribution service containing the relevant information and make this information available on our website or through another public medium as we may use at that time.

Change in the Conversion Rights upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events

If we:

•	reclassify or change our common stock (other than changes resulting from a subdivision or combination), or

•	consolidate or merge with or into any person or sell, lease, transfer, convey or otherwise dispose of all or substantially all of our assets and those of our subsidiaries taken as a whole to another person, and in either case holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, then from and after the effective date of such transaction, each outstanding Note will, without the consent of any holders of the Notes, upon the occurrence of any conversion, become convertible in accordance with the procedures described in “— Conversion Procedures,” into the consideration the holders of our common stock received in such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition (such consideration, the “reference property”). If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the Notes will become convertible will be deemed to be the kind and amount of consideration actually received by holders of a majority of our common stock that voted for such an election (if electing between two types of consideration) or by holders of a plurality of our common stock that voted for such an election (if electing between more than two types of consideration), as the case may be. We may not become a party to any such transaction unless its terms are consistent with the foregoing in all material respects. None of the foregoing provisions shall affect the right of a holder of Notes to convert its Notes prior to the effective date of the business combination.

Voluntary Increases of Conversion Rate

We are permitted to the extent provided by law and subject to the applicable rules of Nasdaq to increase the conversion rate of the Notes by any amount for a period of at least 20 calendar days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

Adjustment to Conversion Rate Upon a Non-Stock Change of Control

If and only to the extent you elect to convert your Notes in connection with a transaction described under clauses (1), (4) or (5) under the definition of a fundamental change described below under “—Repurchase Right of Holders Upon a Fundamental Change” pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not shares of common stock traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange, which we refer to as a “non-stock change of control,” we will increase the conversion rate as described below. The number of additional shares by which the conversion is increased (the “additional shares”) will be determined by reference to the table below, based on the date on which the non-stock change of control becomes effective (the “effective date”) and the price (the “stock price”) paid per share for our common stock in such non-stock change of control. If holders of our common stock receive only cash in such transaction, the price paid per share will be the cash amount paid per share. Otherwise, the price paid (or deemed paid) per share will be the average of the closing sale prices of our common stock on the five trading days prior to but not including the effective date of such non-stock change of control. We will notify you of the anticipated effective date of any non-stock fundamental change at least 20 calendar days prior to such anticipated effective date.

A conversion of the Notes by a holder will be deemed for these purposes to be “in connection with” a non-stock change of control if the conversion notice is received by the conversion agent following the effective date of the non-stock change of control but before the close of business on the business day immediately preceding the related repurchase date (as specified in the repurchase notice described under “—Repurchase Right of Holders Upon a Fundamental Change”).

The number of additional shares will be adjusted in the same manner as and as of any date on which the conversion rate of the Notes is adjusted as described above under “— Conversion Rate Adjustments.” The stock prices set forth in the first row of the table below (i.e., the column headers) will be simultaneously adjusted to equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment and the denominator of which is the conversion rate as so adjusted.

The following table sets forth the number of additional shares by which the conversion rate shall be increased:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$

February , 2011
February 15, 2012
February 15, 2013
February 15, 2014
February 15, 2015
February 15, 2016

The exact stock price and effective dates may not be set forth on the table, in which case, if the stock price is:

•	between two stock price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 360-day year;

•	in excess of $ per share (subject to adjustment), no additional shares will be issued upon conversion; or

•	less than $ per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed           per $1,000 principal amount of the Notes, subject to adjustments in the same manner as the conversion rate.

Additional shares deliverable as described in this section “— Adjustment to Conversion Rate Upon a Non-Stock Change of Control” will be delivered on the settlement date applicable to the relevant conversion.

Certain Financial Covenants

In addition to other customary covenants, the indenture will contain the following financial covenants:

(1) until February 15, 2014, we will maintain, at all times, cash and cash equivalents of not less than $20 million;

(2) until the second anniversary of the original issuance date of the Notes, our total consolidated indebtedness (as “indebtedness,” is defined in the Notes) shall not exceed $150 million at any time, excluding, for purposes of this clause (2), until April 5, 2011, our outstanding 4.50% Notes; and

(3) until the second anniversary of the original issuance date of the Notes, our total consolidated indebtedness (as “indebtedness,” is defined in the Notes) shall not exceed $50 million at any time, excluding for purposes of this clause (3): (a) the Notes, (b) any indebtedness with a maturity date after          , 2014, which indebtedness does not provide the holder with a unilateral put right prior to          , 2014 and (c) until April 5, 2011, our outstanding 4.50% Notes.

Definitions

Solely for purposes of the financial covenants described under “— Certain Financial Covenants,” the following terms shall have the meanings set forth below.

“cash and cash equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

(3) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest ratings obtainable from either Moody’s or Standard & Poor’s with maturities of 12 months or less from the date of acquisition;

(4) certificates of deposit and Eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having combined capital and surplus in excess of $500 million and a Thomson Bank Watch Rating at the time of acquisition of “B” or better;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and

(7) money market or mutual funds at least 90% of the assets of which constitute cash equivalents of the kinds described in clauses (1) through (6) of this definition.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“indebtedness” of any person means, without duplication (i) all indebtedness for borrowed money, secured or unsecured, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) capital leases in accordance with GAAP (other than accrued expenses, trade payables, customer deposits and deferred revenues, in each case, entered into in the ordinary course of business and earn-out obligations owed to sellers in connection with the acquisition of properties), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments (other than reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments that are secured by a cash escrow or that are made in the ordinary course of the development business, in each case only to the extent such payment obligations would not appear as a liability on a balance sheet of such person in accordance with GAAP), (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (other than estimated development liability for sold land), (vi) all indebtedness referred to in clauses (i) through (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by such person, even though the person that owns such assets or property has not assumed or become liable for the payment of such indebtedness, (vii) all contingent obligations (whether as obligor, guarantor or otherwise) in respect of indebtedness of others of the kinds referred to in clauses (i) through (vi) above; provided, however, that the following shall not be deemed to constitute indebtedness for purposes of this definition: (a) the accrual of interest, the accretion of original issue discount (in each case, whether as the issuance of pay-in-kind securities or otherwise) and imputed interest, cost or premiums and (b) any non-recourse indebtedness.

“non-recourse indebtedness” means indebtedness with respect to which recourse for payment is limited to specific assets related to a particular property or group of properties encumbered by a lien securing such indebtedness; provided, however, that personal recourse of borrower for any such indebtedness for customary non-recourse carve-outs in non-recourse financing of real estate shall not, by itself, prevent such indebtedness from being characterized as non-recourse indebtedness. “customary non-recourse carve-outs” means fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements.

Repurchase Right of Holders Upon Breach of Certain Financial Covenants

If we breach any of the financial covenants described under “— Certain Financial Covenants,” you will have the right to require us to repurchase, at the repurchase price described below, up to 50% in aggregate principal amount of your Notes, for which you have properly delivered and not withdrawn a written repurchase notice.

The repurchase price will be payable in cash and will equal 110% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest (including additional interest) to, but excluding, the repurchase date. However, if the repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest (including additional interest) will be paid on the repurchase date to the holder of record on the record date.

On or before the twentieth calendar day after any breach by us of the financial covenants, in accordance with the indenture, we will provide to all record holders of the Notes at their address shown in the register of the registrar and to beneficial owners to the extent required by applicable law, the trustee and the paying agent, a written notice of the occurrence of such failure and the resulting repurchase right. Such notice shall describe, among other things, the breach of the financial covenant and the procedures you must follow to require us to repurchase your Notes.

At our request, the trustee shall give the repurchase notice in our name and at our expense; provided that we make such request at least three business days prior to the date by which such repurchase notice is to be given to the holders of the Notes (it being understood that we will prepare such notice).

The repurchase date will be a date specified by us in the notice that is not less than 20 nor more than 35 business days after the date of such notice.

The procedures for exercising your repurchase right upon a breach of the financial covenants is described below under “Procedures Upon Exercise of a Repurchase Right.”

Repurchase Right of Holders on Specified Date

On February 15, 2014, you will have the right to require us to repurchase, at the repurchase price described below, all or part of your Notes for which you have properly delivered and not withdrawn a written repurchase notice.

The repurchase price will be payable in cash and will equal 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest (including additional interest) to, but excluding, the repurchase date. However, if the repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest (including additional interest) will be paid on the repurchase date to the holder of record on the record date.

We must give notice of the repurchase date to all record holders of the Notes not less than 20 business days prior to the repurchase date at their address shown in the register of the registrar and to beneficial owners to the extent required by applicable law, the trustee and the paying agent. Such notice shall describe, among other things, the procedures you must follow to require us to repurchase your Notes.

At our request, the trustee shall give the repurchase notice in our name and at our expense; provided that we make such request at least three business days prior to the date by which such repurchase notice is to be given to the holders of the Notes (it being understood that we will prepare such notice).

The procedures for exercising your repurchase right upon a specified date is described below under “Procedures Upon Exercise of a Repurchase Right.”

Repurchase Right of Holders Upon a Fundamental Change

If a fundamental change (as defined below) occurs at any time prior to the maturity of the Notes, you will have the right to require us to repurchase, at the repurchase price described below, all or part of your Notes for which you have properly delivered and not withdrawn a written repurchase notice.

The repurchase price will be payable in cash and will equal 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the repurchase date. However, if the repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest (including additional interest, if any) will be paid on the repurchase date to the holder of record on the record date.

We may be unable to repurchase your Notes in cash upon a fundamental change. Our ability to repurchase the Notes with cash in the future may be limited by the terms of our then-existing borrowing agreements. In addition, the occurrence of a fundamental change could cause an event of default under the terms of our then-existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash.

A “fundamental change” will be deemed to have occurred when any of the following has occurred:

(1)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our capital stock that is at the time entitled to vote by the holder thereof in the election of our board of directors (or comparable body); or

(2)	the first day on which a majority of the members of our board of directors are not continuing directors; or

(3)	the adoption of a plan relating to our liquidation or dissolution; or

(4)	the consolidation or merger of us with or into any other person, or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole to any “person” (as this term is used in Section 13(d)(3) of the Exchange Act), other than:

(a)	any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

•	pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of the capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such transaction; or

(b)	any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

(5)	the termination of trading of our common stock, which will be deemed to have occurred if our common stock or other common stock into which the Notes are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on any United States system of automated dissemination of quotations of securities prices.

Notwithstanding the foregoing, any transaction or event described above will not constitute a fundamental change if, in connection with such transaction or event, or as a result therefrom, a transaction described in clauses (1), (4) or (5) above occurs (without regard to any exclusion to such clause described in the bullets thereunder) and at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares, cash payments made pursuant to dissenters’ appraisal rights and cash dividends) consists of shares of common stock (or depositary receipts in respect thereof) traded on any of the New York Stock Exchange, the Nasdaq Global Market or the Nasdaq Global Select Market (or any of their respective successors) (or will be so traded or quoted immediately following the completion of the merger or consolidation or such other transaction) and, as a result of such transaction, the Notes become convertible into such reference property as described under “— Conversion Rate Adjustments” and “— Change in the Conversion Rights upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events” above.

“Continuing directors” means, as of any date of determination, any member of the board of directors of Avatar who:

•	was a member of the board of directors on the date of the indenture; or

•	was nominated for election or elected to the board of directors with the approval of a majority of the continuing directors who were members of the board at the time of the new director’s nomination or election.

The definition of “fundamental change” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

On or before the fifth calendar day after the occurrence of a fundamental change, we will provide to all record holders of the Notes on the date of the fundamental change at their address shown in the register of the registrar and to beneficial owners to the extent required by applicable law, the trustee and the paying agent, a written notice of the occurrence of the fundamental change and the resulting repurchase right. Such notice shall state, among other things, the event causing the fundamental change and the procedures you must follow to require us to repurchase your Notes.

At our request, the trustee shall give the repurchase notice in our name and at our expense; provided that we make such request at least three business days prior to the date by which such repurchase notice is to be given to the holders of the Notes (it being understood that we will prepare such notice).

The repurchase date will be a date specified by us in the notice of a fundamental change that is not less than 20 nor more than 35 business days after the date of the notice of a fundamental change.

This fundamental change repurchase right could discourage a potential acquirer of Avatar. However, this fundamental change repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

Our obligation to repurchase the Notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders. We also could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change but would increase the amount of our (or our subsidiaries’) outstanding debt. The incurrence of significant amounts of additional debt could adversely affect our ability to service our then existing debt, including the Notes.

Procedures Upon Exercise of a Repurchase Right

To exercise your repurchase right, you must deliver, during the period beginning at any time after the date of the notice provided by us until 5:00 p.m., New York City time, on the repurchase date, a written notice to the paying agent of your exercise of your repurchase right (together with the Notes to be repurchased, if certificated Notes have been issued). The repurchase notice must state:

•	if you hold a beneficial interest in a global Note, your repurchase notice must comply with appropriate DTC procedures; if you hold certificated Notes, the certificate numbers;

•	the portion of the principal amount of the Notes to be repurchased, which must be $1,000 or whole multiples thereof; and

•	that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes and the indenture.

You may withdraw your repurchase notice at any time prior to 5:00 p.m., New York City time, on the repurchase date by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the Notes listed in the repurchase notice. The withdrawal notice must state:

•	if you hold a beneficial interest in a global Note, your withdrawal notice must comply with appropriate DTC procedures; if you hold certificated Notes, the certificate numbers of the withdrawn Notes;

•	the principal amount of the withdrawn Notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

Payment of the repurchase price for Notes for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Notes, together with necessary endorsements, to the paying agent, as the case may be. Payment of the repurchase price for the Notes will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the Notes, as the case may be.

If the paying agent holds on the business day immediately following the repurchase date cash sufficient to pay the repurchase price of the Notes that holders have elected to require us to repurchase, then, as of the repurchase date:

•	the Notes will cease to be outstanding and interest (including additional interest, if any) will cease to accrue, whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the paying agent, as the case may be; and

•	all other rights of the holders of Notes will terminate, other than the right to receive the repurchase price upon delivery or transfer of the Notes.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the Notes;

•	file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the Notes; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the Notes.

We may arrange for a third party to purchase any Notes for which we receive a valid repurchase notice that is not withdrawn, in the manner and otherwise in compliance with the requirements set forth in the terms of the Notes applicable to the repurchase right with respect to the Notes. If a third party purchases any Notes under these circumstances, then interest will continue to accrue on those Notes and those Notes will continue to be outstanding after the repurchase date and will be fungible with all other Notes then outstanding. The third party subsequently may resell those purchased Notes to other investors.

Redemption at Our Option

We may, at any time on or after February 15, 2014, at our option, by providing not less than 25 days’ nor more than 60 days’ notice to each holder of Notes to be redeemed, redeem for cash all or any portion of the outstanding Notes, but only if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date we provide the notice of redemption to holders exceeds 130% of the conversion price in effect on each such trading day.

The redemption price will be payable in cash and will equal 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the redemption date. However, if the redemption date is after a record date and on or prior to the corresponding interest payment date, the interest (including additional interest, if any) will be paid on the redemption date to the holder of record on the record date.

Notwithstanding the foregoing, we may only exercise our redemption rights relating to our stock price exceeding 130% of the conversion price if all of the conditions listed below (the “equity conditions”) are satisfied on each day during the period (i) commencing ten days prior to the date a notice of redemption (as described above) is delivered to the trustee and (ii) ending on the redemption date (as defined below under “— Redemption Procedures”) (such period, the “equity conditions measuring period”). The equity conditions are as follows:

•	all shares of common stock issuable upon conversion of the Notes and held by a non-affiliate of Avatar shall be eligible for sale without the need for registration under any applicable federal or state securities laws;

•	we will have no knowledge of any fact that would cause any shares of common stock issuable upon conversion of the Notes not to be eligible for sale without restriction pursuant to Rule 144 and any applicable state securities laws (other than restrictions due to the holder of such shares being an affiliate of us);

•	during the equity conditions measuring period, the common stock is listed or traded on The Nasdaq Global Market, The Nasdaq Global Select Market or the New York Stock Exchange, or any of their respective successors (each, an “eligible market”) and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two trading days and occurring prior to the applicable date of determination due to business announcements by us) nor shall delisting or suspension by such exchange or market have been threatened or pending either (i) in writing by such exchange or market or (ii) by falling below the then effective minimum listing maintenance requirements of such exchange or market;

•	during the equity conditions measuring period, to the extent any Notes have been delivered to us for conversion in accordance with the terms of the Notes, we shall have delivered shares of common stock upon conversion of the Notes to the holders on a timely basis as set forth under “Conversion Procedures” above;

•	any applicable shares of common stock to be issued upon conversion may be issued in full without violating the rules or regulations of The Nasdaq Global Market or any applicable eligible market on which the common shares delivered upon conversion are then listed or trading;

•	during the equity conditions measuring period, we shall not have failed to make any payment within five business days of when such payment is due pursuant to the Notes, the indenture or related documents;

•	during the equity conditions measuring period, there shall not have occurred the public announcement of a pending, proposed or intended transaction or event that will constitute a “fundamental change” pursuant to clause (1) or (4) of the definition thereof under “— Repurchase Right of Holders Upon Fundamental Change” (other than, for the avoidance of doubt, any such transaction or event that is not a “fundamental change” as a result of the paragraph immediately following the definition of a fundamental change) which has not been abandoned, terminated or consummated; and

•	no default or event of default under the indenture shall have occurred and be continuing.

Redemption Procedures

We will be required to redeem any Notes we call for redemption on the applicable date fixed for redemption (the “redemption date”). Holders will receive payment of the redemption price promptly following the later of the redemption date or the time of book-entry transfer or other delivery of the Notes to be redeemed. Subject to a holder’s right to receive interest on the related interest payment date where the redemption date falls between a record date and the interest payment date to which it relates as described above, if the paying agent holds money sufficient to pay the redemption price of the Notes on the business day following the redemption date, then:

•	the Notes will cease to be outstanding as of the redemption date and interest, if any, will cease to accrue, whether or not book-entry transfer of the Notes is made or whether or not the Note is delivered to the paying agent;

•	all other rights of the holder will terminate as of the redemption date, other than the right to receive the redemption price and previously accrued and unpaid interest, if any, upon delivery or transfer of the Notes; and

•	the holder will be deemed to be a holder of record of any shares of our common stock issuable in connection with such redemption as of the date of delivery or transfer of the Notes by such holder.

If we redeem less than all of the outstanding Notes, the trustee will select the Notes to be redeemed in integral multiples of $1,000 principal amount by lot, on a pro rata basis or in accordance with another method that the trustee reasonably considers fair and appropriate. If the trustee selects a portion of your Note for partial redemption and you convert a portion of the same Note, the converted portion will be deemed to be from the portion selected for redemption. In the event of any redemption in part, we will not be required to issue, register the transfer of or exchange any certificated Note.

If we call Notes for redemption, a holder may convert its Notes only until the close of business on the business day prior to the redemption date as described under “— Conversion Rights — Conversion Upon Notice of Redemption.”

We may not redeem the Notes on any date if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Consolidation, Merger and Sale of Assets by Avatar

The indenture will provide that we may not, in a single transaction or a series of related transactions, consolidate with or merge into any other person or sell, convey, transfer or lease our properties and assets substantially as an entirety to another person or permit any person to consolidate with or merge into us or convey, transfer, sell or lease such person’s properties and assets substantially as an entirety to us, unless:

•	either (a) we are the continuing corporation or (b) the resulting, surviving or transferee person (if other than us) is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes, by a supplemental indenture, executed and delivered to the trustee, in a form reasonably satisfactory to the trustee, the due and punctual payment of the principal of, premium, if any, and interest on the Notes, and all of our obligations under the Notes and the indenture;

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing;

•	if as a result of such transaction the Notes become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of us or such successor under the Notes and the indenture; and

•	we have delivered to the trustee an officer’s certificate and opinions of counsel if so requested by the trustee.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which Avatar is not the continuing corporation, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of, Avatar, and Avatar shall be discharged from its obligations, under the Notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a fundamental change of our company, permitting such holder to require us to purchase the Notes of such holder or to convert their Notes, each as described above.

This covenant includes a phrase relating to the sale, conveyance, transfer and lease of the property and assets of Avatar “substantially as an entirety”. There is no precise, established definition of the phrase “substantially as an entirety” under New York law, which governs the indenture and the Notes, or under the laws of Delaware, Avatar’s state of incorporation. Accordingly, the ability of a holder of the Notes to require us to repurchase the Notes as a result of a sale, conveyance, transfer or lease of less than all of the property and assets of Avatar may be uncertain.

An assumption by any person of Avatar’s obligations under the Notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default; Notice and Waiver

The following will be events of default under the indenture:

•	we fail to pay any interest (including additional interest, if any) on the Notes when due and payable and such failure continues for a period of 30 calendar days;

•	we fail to pay principal of the Notes when due at maturity, or we fail to pay the repurchase price or redemption price payable, in respect of any Notes when due;

•	we fail to deliver shares of common stock upon the conversion of any Notes and such failure continues for five days following the scheduled settlement date for such conversion;

•	we fail to comply with the covenants set forth above under “— Consolidation, Merger and Sale of Assets by Avatar”;

•	we fail to provide notice of the anticipated effective date or actual effective date of a fundamental change on a timely basis as required in the indenture;

•	we fail to perform or observe any other term, covenant or agreement in the Notes or the indenture (other than any financial covenants) for a period of 90 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

•	we fail to pay when due (whether at stated maturity or otherwise), or a default results in the acceleration of maturity of, any indebtedness for borrowed money of Avatar or any of our “significant subsidiaries” (which term shall have the meaning specified in Rule 1-02(w) of Regulation S-X) in an aggregate amount in excess of $20,000,000 (or its foreign currency equivalent), unless such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

•	any final judgment or judgments for the payment of money in excess of $20,000,000 is rendered against us or any of our subsidiaries and is not discharged for any period of 30 consecutive days during which a stay of enforcement is not in effect, and the aggregate amount thereof not covered by insurance is in excess of $20,000,000; or

•	certain events occur involving our bankruptcy, insolvency or reorganization or the bankruptcy, insolvency or reorganization of any of our “significant subsidiaries” (which term shall have the meaning specified in Rule 1-02(w) of Regulation S-X).

Notwithstanding anything to the contrary, the failure to perform or observe any of the covenants described under “— Certain Financial Covenants” shall not be deemed to constitute an Event of Default so long as we satisfy our obligation to provide timely notice of such breach and repurchase all Notes we are required to purchase and for which you have properly delivered and not withdrawn a written repurchase notice as described under “— Certain Financial Covenants.” In the event we fail to satisfy our obligation to provide notice of breach or fail to repurchase up to 50% of the aggregate principal amount of your Notes, such failure shall constitute an event of default. Following such event of default, 100% of the aggregate principal amount of the Notes shall become due and payable at the repurchase price of 110% of the principal amount of the Notes, in accordance with the last paragraph of this section.

We are required to notify the trustee promptly upon becoming aware of the occurrence of any default (including any breach of a financial covenant) under the indenture known to us. The trustee is then required within 90 calendar days of becoming aware of the occurrence of any default to give to the registered holders of the Notes notice of all uncured defaults known to it. However, the trustee may withhold notice to the holders of the Notes of any default, except defaults in payment of principal of or interest (including additional interest, if any) on the Notes, if the trustee, in good faith, determines that the withholding of such notice is in the interests of the holders. We are also required to deliver to the trustee, on or before a date not more than 120 calendar days after the end of each fiscal year and 40 calendar days after the end of each fiscal quarter, an officer’s certificate as to compliance with the indenture, including whether or not any default (including any breach of a financial covenant) has occurred.

If an event of default specified in the last bullet point listed above occurs and continues with respect to us or any of our significant subsidiaries, the principal amount of the Notes (or the repurchase price or redemption price, as applicable) and accrued and unpaid interest (including additional interest, if any) on the outstanding Notes will automatically become due and payable. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes, by notice in writing to us (and to the trustee if given by the holders), may declare the principal amount of the Notes (or the repurchase price, as applicable) and accrued and unpaid interest (including additional interest, if any) on the outstanding Notes to be due and payable. Thereupon, the trustee may, in its discretion, proceed to protect and enforce its rights and the rights of the holders of the Notes by appropriate judicial proceedings.

After such declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the Notes outstanding, by written notice to us and the trustee, may rescind and annul such declaration if:

•	we have paid (or deposited with the trustee a sum sufficient to pay) (1) all overdue interest (including additional interest, if any) on all Notes; (2) the principal amount of any Notes that have become due otherwise than by such declaration of acceleration; (3) to the extent that payment of such interest is lawful, interest upon overdue interest (including additional interest, if any); and (4) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

•	all events of default, other than the non-payment of the principal amount and any accrued and unpaid interest (including additional interest, if any) that have become due solely by such declaration of acceleration, have been cured or waived.

The holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes, subject to limitations specified in the indenture.

No holder of the Notes may pursue any proceeding, judicial or otherwise, under the indenture or for the appointment of a receiver or trustee, except in the case of a default in the payment of principal or interest (including additional interest, if any) on the Notes, unless:

•	the holder has given the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding Notes make a written request to the trustee to institute proceedings in respect of an event of default in its own name as trustee and offer reasonable security or indemnity against any costs, liability or expense to be incurred in compliance with such request;

•	the trustee fails to comply with the request within 60 calendar days after receipt of the notice, request and offer of indemnity; and

•	the trustee does not receive an inconsistent direction with such written request from the holders of a majority in aggregate principal amount of the outstanding Notes.

Notwithstanding the foregoing, the indenture will provide, if we so elect, that the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under the caption “— Reports,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act (which also relate to the provision of reports), will, at our option, for the 365 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to 0.50% of the principal amount of the Notes. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the Notes will be subject to acceleration as provided above. The additional interest will accrue on all outstanding Notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 365th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On such 365th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 365th day), such additional interest will cease to accrue and the Notes will be subject to acceleration as provided above if the event of default is continuing. The provisions of the indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other event of default.

Waiver

The holders of a majority in aggregate principal amount of the Notes outstanding may, on behalf of the holders of all the Notes, waive any past default or event of default under the indenture and its consequences, except:

•	our failure to pay principal (or the purchase price or redemption price, as applicable) of or interest (including additional interest, if any) on any Notes when due;

•	our failure to convert any Notes into common stock as required by the indenture; or

•	our failure to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding Note affected.

Modification

Changes Requiring Approval of Each Affected Holder

The indenture (including the terms and conditions of the Notes) may not be modified, amended or supplemented without the written consent or the affirmative vote of the holder of each Note affected by such change to:

•	change the maturity date of any Notes;

•	reduce the rate or change the time for payment of interest (including additional interest, if any) on any Notes;

•	reduce the principal amount of any Notes;

•	reduce any amount payable upon repurchase of any Notes upon breach of certain financial covenants, on a specified date, and upon a fundamental change;

•	impair the right of a holder to institute suit for the enforcement of payment of any Notes;

•	change the currency in which any Notes is payable;

•	change our obligation to repurchase any Notes upon breach of certain financial covenants, on a specified date, and upon a fundamental change in a manner materially adverse to the holders;

•	modify the redemption provisions of the Notes in a manner adverse to the holders of the Notes;

•	affect the right of a holder to convert any Notes into shares of our common stock or reduce the number of shares of our common stock or any other property, including cash, receivable upon conversion pursuant to the terms of the indenture;

•	change our obligation to maintain an office or agency in ;

•	subject to specified exceptions, modify certain provisions of the indenture relating to modification of the indenture or waiver under the indenture; or

•	reduce the percentage of the Notes required for consent to any modification of the indenture that does not require the consent of each affected holder.

Changes Requiring Majority Approval

The indenture (including the terms and conditions of the Notes) may be modified or amended, except as described above, with the written consent or affirmative vote of the holders of a majority in aggregate principal amount of the Notes then outstanding.

Changes Requiring No Approval

The indenture (including the terms and conditions of the Notes) may be modified, amended or supplemented by us and the trustee, without the consent of the holder of any Notes, to, among other things:

•	provide for conversion rights of holders of the Notes and our repurchase obligations in connection with a fundamental change in the event of any reclassification of our common stock, merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entity;

•	secure the Notes;

•	provide for the assumption of our obligations to the holders of the Notes in the event of a merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entirety;

•	surrender any right or power conferred upon us;

•	add to our covenants for the protection of the holders of the Notes;

•	cure any ambiguity, correct or supplement any inconsistent provision contained in the indenture or any supplemental indenture, or to make any other provisions with respect to matters or questions arising under the indenture that do not adversely affect the interest of the holders in any material respect; provided that any amendment made solely to conform the provisions of the indenture to the description of the Notes contained in this Prospectus Supplement will not be deemed to adversely affect the interests of the holders of the Notes;

•	make any provision with respect to matters or questions arising under the indenture that we may deem necessary or desirable and that shall not be inconsistent with provisions of the indenture; provided that such change or modification does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of the Notes in any material respect;

•	increase the conversion rate; provided, that the increase will not adversely affect the interests of the holders of the Notes;

•	comply with the requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	add guarantees or co-obligors under the Notes; and

•	provide for a successor trustee and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the Notes by more than one Trustee.

Other

The consent of the holders of Notes is not necessary under the indenture to approve the particular form of any proposed modification, amendment or supplement. It is sufficient if such consent approves the substance of the proposed modification, amendment or supplement. After a modification or amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such modification or amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the modification or amendment.

Notes Not Entitled to Consent

Any Notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding Notes have consented to a modification, amendment or waiver of the terms of the indenture.

Repurchase and Cancellation

We may, to the extent permitted by law, repurchase any Notes in the open market or by tender offer at any price or by private agreement. Any Notes repurchased by us may, at our option, be surrendered to the trustee for cancellation, but may not be reissued or resold by us. Any Notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Discharge and Defeasance

The discharge provisions of the base indenture related to Notes that will become due and payable within one year (Section 3.01(a)(ii)(B)) shall not apply to the Notes.

The Notes will not be subject to defeasance.

Reports

We shall deliver to the trustee, within 15 days after filing with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that we are required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act.

Information Concerning the Trustee and Common Stock Transfer Agent and Registrar

We have appointed Wilmington Trust FSB, the trustee under the indenture, as paying agent, conversion agent, Notes registrar and custodian for the Notes. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the Notes, the trustee must eliminate such conflict or resign.

BNY Mellon Shareowner Services is currently the transfer agent and registrar for our common stock.

Governing Law

The Notes and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Calculations in Respect of the Notes

Except as otherwise provided herein, we will be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the sale price of our common stock, accrued interest payable on the Notes and the conversion rate and conversion price. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on holders of the Notes. We will provide a schedule of these calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward these calculations to any holder of the Notes upon the request of that holder.

Form, Denomination and Registration

The Notes will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Notes, Book-Entry Form

The Notes will be evidenced by one or more global Notes. We will deposit the global Notes with DTC and register the global Notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global Note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global Notes to such persons may be limited.

Beneficial interests in a global Note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global Note, Cede & Co. for all purposes will be considered the sole holder of such global Notes. Except as provided below, owners of beneficial interests in a global Note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global Notes.

We will pay principal of, premium, if any, and interest (including additional interest, if any) on the repurchase price of, and the redemption price of, a global Note to Cede & Co., as the registered owner of the global Notes, by wire transfer of immediately available funds on the maturity date, each interest payment date or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global Note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

DTC has advised us that it will take any action permitted to be taken by a holder of the Notes, including the presentation of the Notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global Notes are credited, and only in respect of the principal amount of the Notes represented by the global Notes as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global Note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. We will issue the Notes in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global Note may be exchanged for definitive certificated notes upon request by or on behalf of DTC in accordance with customary procedures following the request of a beneficial owner seeking to enforce its rights under such Notes or the indenture. The indenture permits us to determine at any time and in our sole discretion that Notes shall no longer be represented by global Notes. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global note at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material United States federal income tax consequences of the ownership, disposition and conversion of Notes and the ownership and disposition of the shares of common stock into which the Notes may be converted, as of the date hereof. Except where noted, this summary deals only with a note or share of common stock held as a capital asset by a holder who purchases the Notes on original issuance at their initial offering price, which will equal the first price at which a substantial amount of the Notes are sold to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization

•	an insurance company;

•	a person holding the Notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity;

•	a United States person whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a United States expatriate.

The summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances. In addition, this summary does not consider the effect of any foreign, state, local, or other tax laws, or any United States tax consequences (e.g., estate or gift tax) other than U.S. federal income tax consequences, that may be applicable to a particular holder.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a Note that is:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of a Note or share of common stock (other than an entity classified as a partnership for United States federal income tax purposes) that is not a U.S. holder.

If an entity classified as a partnership for United States federal income tax purposes holds the Notes or shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Notes or shares of our common stock, you should consult your own tax advisors.

If you are considering the purchase of Notes, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership of the Notes and common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder of Notes or shares of our common stock.

Payment of Interest

Interest on a Note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for tax purposes.

Sale, Exchange, Repurchase, or Other Disposition of Notes

Except as provided below under “Conversion of Notes into Common Stock” you will generally recognize gain or loss upon the sale, exchange, repurchase or other disposition of a Note equal to the difference between the amount realized (less accrued interest not previously included in income, which will be taxable as such) upon the sale, exchange, repurchase or other disposition and your adjusted tax basis in the Note. Your tax basis in a Note will generally be equal to the amount you paid for the Note. Any gain or loss recognized on a taxable disposition of the Note will be capital gain or loss. If you are an individual and have held the Note for more than one year, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Conversion of Notes into Common Stock

You will not recognize gain or loss on the conversion of your Notes into shares of our common stock, except to the extent of cash received, if any, in lieu of a fractional share of common stock, and except to the extent of amounts received with respect to accrued interest, not previously included in income, which will be taxable as such. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your adjusted tax basis in the Note that is allocable to the fractional share.

The tax basis of the shares of common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which will equal the amount of such accrued interest) will equal the adjusted tax basis of the Note that was converted, reduced by the portion of the tax basis that is allocable to any fractional share. Your holding period for shares of common stock will include the period during which you held the Notes except that the holding period of any shares of common stock received with respect to accrued interest will commence on the day after the date of receipt.

Dividends

Distributions, if any, paid on the common stock after a conversion generally will be treated as dividends to the extent of our current or accumulated earnings and profits. Dividends paid to a noncorporate U.S. holder in taxable years beginning before January 1, 2011 that constitute qualified dividend income will be taxable at a maximum tax rate of 15% provided that the holder holds the common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. Dividends we pay with respect to the common stock will generally be qualified dividend income if the above holding period requirement is satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of the holder’s basis in the common stock and thereafter as capital gain. U.S. holders that are corporations will generally be eligible for the “dividends-received deduction” in respect of dividends received from us.

Constructive Distributions

The conversion rate of the Notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the Notes, however, will generally not be considered to result in a deemed distribution to you. In certain circumstances the failure of the Notes to provide for such adjustment may result in a deemed distribution to the holders of the common stock. Certain of the possible conversion rate adjustments provided in the Notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock, voluntary discretionary increases in the conversion rate, and as discussed in “Description of the Notes— Adjustment to Conversion Rates Upon a Non-Stock Change of Control”) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of Notes may be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Such a distribution might be treated as a taxable dividend paid to holders of the Notes (with an increase in their adjusted tax basis in the Notes by the same amount). It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of United States federal income tax applicable in respect of qualifying dividend income. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Possible Effect of the Assumption of the Notes by a Successor to Avatar

In certain situations, a successor to Avatar following certain types of transactions (as described above under “Description of the Notes-Consolidation, Merger and Sale of Assets by Avatar”) would be required to assume the Notes and the Notes could become convertible into stock of such successor. Depending on the circumstances, such adjustments might be deemed for United States income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, possibly resulting in recognition of gain or loss for such purposes, a new holding period for the holder of such Notes, and other adverse tax consequences. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Possible Effect of Change in Conversion Rights

In certain situations described in “Description of the Notes—Change in the Conversion Rights upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events,” we may provide for the conversion of the Notes into stock, securities, other property or assets other than our common stock. Depending on the circumstances, such an adjustment could result in a deemed taxable exchange to a holder and the modified Note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Sale of Common Stock

Upon the sale or exchange of common stock, a U.S. holder generally will recognize gain or loss equal to the difference between the sum of the amount of cash and fair market value of any property received on such sale, minus such holder’s adjusted tax basis in the common stock. Any gain or loss recognized on a taxable disposition of common stock will be capital gain or loss. If you are an individual and have a holding period in the common stock of more than one year, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Recently Enacted Legislation

For taxable years beginning after December 31, 2012, a U.S. person that is an individual, estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare Tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for the taxable year over certain thresholds. A holder’s net investment income will generally include its gross interest and dividend income and its net gains from the disposition of the Notes or common stock, unless such interest payments, dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. holders should consult their tax advisors regarding the applicability of the Medicare Tax to your income and gains in respect of your investment in the Notes and common stock.

Premium in connection with repurchases triggered by breach of certain financial covenants

If we breach certain financial covenants we may be required to repurchase up to 50% of the aggregate principal amount of the Notes for 110% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest (including additional interest). See “Description of the Notes — Repurchase Right of Holders Upon Breach of Certain Financial Covenants.” Under certain circumstances, these provisions could cause the Notes to be “contingent payment debt instruments” and give rise to “original issue discount” for U.S. federal income tax purposes. We intend to take the position that, as of the issue date, the Notes do not represent contingent payment debt instruments and are not issued with original issue discount for U.S. federal income tax purposes because either (i) the likelihood that we will be required to repurchase Notes in connection with breaches described above is remote, or (ii) the likelihood that the Notes will remain outstanding for their entire term is significantly more likely than any other possibility. Our position is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required under applicable Treasury Regulation. Our position is not binding on the IRS, and if the IRS were to assert successfully that the Notes represent contingent payment debt instruments because neither one of the foregoing conditions has been satisfied, then a U.S. Holder would be required to accrue interest income on a constant yield basis at an assumed yield in excess of the stated interest rate on the Notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield, regardless of the holder’s method of tax accounting. In addition, in such event, any gain on the sale, exchange, redemption, retirement or other taxable disposition of a Note would be recharacterized as ordinary income. U.S. Holders should consult their tax advisors regarding the tax consequences of the Notes being treated as contingent payment debt instruments.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the Notes and dividends on shares of common stock and to the proceeds of a sale of a Note or share of common stock paid to you unless you are an exempt recipient. A backup withholding tax will apply to those payments if you fail to provide your taxpayer identification number, or certification of exempt status, or if you fail to report in full interest and dividend income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders

The following is a summary of the U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of Notes or shares of our common stock.

Payments of Interest

The 30% United States federal withholding tax will not apply to any payment to you of interest on a Note under the “portfolio interest rule” provided that:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an Internal Revenue Service (“IRS”) Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person or (b) you hold your Notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

Special rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States and interest on the Notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may also be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Distributions and Constructive Distributions

Any distributions paid to you with respect to the shares of our common stock (and any deemed distributions resulting from certain adjustments, or failure to make adjustments, to the conversion rate including, without limitation, adjustments in respect of taxable dividends to holders of our common stock, see “U.S. Holders—Constructive Distributions” above) will be subject to withholding tax at a 30% rate (or lower applicable income tax treaty rate). Any such withholding tax with respect to a constructive distribution may be withheld from interest or other amounts actually paid on the Notes. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Conversion, Sale, Exchange, Repurchase, or Other Disposition of Notes or Shares of Common Stock

You will not recognize gain or loss on the conversion of your Notes into shares of our common stock, except to the extent of cash received, if any, in lieu of a fractional share of common stock (which will be taxed as a taxable disposition discussed below), and except to the extent of amounts received with respect to accrued interest, which will be taxable as such (as described above under “Payments of Interest”).

Gain realized by a non-U.S. holder on the sale, exchange, repurchase or other taxable disposition of a Note or shares of common stock will not be subject to United States federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” for United States federal income tax purposes.

If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the sale, exchange, repurchase, or other taxable disposition under regular graduated U.S. federal income tax rates. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, repurchase, or other taxable disposition, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain in the same manner as if you were a U.S. person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe that we are currently a United States real property holding corporation. However, any gain recognized by you on a sale, exchange, repurchase, or other taxable disposition of the Notes or the common stock still would not be subject to United States federal income tax if the Notes or the common stock, respectively, were to be “regularly traded” (within the meaning of applicable United States Treasury regulations) on an established securities market (such as, for example, the Nasdaq National Market) and you did not own, directly or constructively, more than 5% of the outstanding Notes or common stock, respectively, at any time during the shorter of (a) the five-year period ending on the date of the sale or other disposition or (b) your holding period. If the Notes are not “regularly traded,” any gain recognized by you on a sale, exchange, repurchase, or other taxable disposition of your Notes would not be subject to United States federal income tax unless, on the date you acquire them, your Notes have a fair market value greater than the fair market value of 5% of our common stock. Subsequent acquisitions of Notes will be aggregated for purposes of this determination. We believe that our common stock will be “regularly traded” (within the meaning of applicable United States Treasury regulations) on an established securities market and that the Notes will not be so “regularly traded.” You should consult your tax advisors to determine whether an income tax treaty is applicable.

Any stock or cash which you receive on the sale, exchange, repurchase, conversion or other disposition of a Note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “Non-U.S. Holders—Payments of Interest.”

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and we have received from you the statement described above in the last bullet point under “Payments of interest.” In addition, information reporting and, depending on the circumstances, backup withholding will be required regarding the proceeds of the sale of a Note or shares of our common stock made within the United States or conducted through certain United States-related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Withholdable Payment to Foreign Financial Entities and Other Foreign Entities

Under recently enacted legislation, certain foreign financial institutions, investment funds, and other non-U.S. persons are subject to information reporting requirements with respect to their direct and indirect U.S. shareholders and/or U.S. accountholders. A 30% withholding tax would be imposed on certain payments that are made after December 31, 2012 to a non-U.S. person that is subject to such requirements and fails to comply with them. Such payments would include our dividends and the gross proceeds from the sale or other disposition of our common stock. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

UNDERWRITING

Under the terms of an underwriting agreement, which we will file as an exhibit to a Current Report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, we have agreed to sell to the underwriter, Barclays Capital Inc., and the underwriter has agreed to purchase from us, $100 million principal amount of the Notes being offered.

The underwriting agreement provides that the underwriter’s obligation to purchase the Notes depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us to the underwriter are true;

•	there is no material change in our business or in the financial markets; and

•	we deliver customary closing documents to the underwriter.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriter. The underwriting fee is the difference between the initial price to the public and the amount the underwriter pays to us for the Notes.

Per Note	$
Total	$

The underwriter has advised us that it proposes to offer the Notes directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers at such offering price less a selling concession not in excess of     % of the principal amount of the Notes. After the offering, the underwriter may change the offering price and other selling terms. Sales of the Notes made outside of the United States may be made by affiliates of the underwriter.

The expenses of the offering that are payable by us are estimated to be $      (excluding underwriting discounts and commissions).

Lock-Up Agreements

We, all of our directors and executive officers and certain of our significant stockholders have agreed that, subject to certain exceptions, without the prior written consent of Barclays Capital Inc., we and they will not, directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Commission and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock, (3) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing, for a period commencing on the date hereof and ending on the 90th day after the date of the prospectus supplement.

The 90-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of material event, unless such extension is waived in writing by Barclays Capital Inc.

Barclays Capital Inc., in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release the common stock and other securities from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock or other securities for which the release is being requested and market conditions at the time.

Indemnification

We and certain of our subsidiaries have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

New Issue of Notes

The Notes are a new issue of securities, and there is no existing market for the Notes. The underwriter has advised us that following the completion of this offering, it presently intends to make a market in the Notes. The underwriter is not obligated to do so, however, and any market-making activities with respect to the Notes may be discontinued at any time at their sole discretion without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, we cannot give any assurance as to the development of any market or the liquidity of any market for the Notes.

Stabilization, Short Positions and Penalty Bids

The underwriter may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, for the purpose of pegging, fixing or maintaining the price of the notes, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriter of the Notes in excess of the principal amount the underwriter is obligated to purchase in the offering. The underwriter may close out any short position by purchasing Notes in the open market.

•	Penalty bids permit the underwriter to reclaim a selling concession from a broker/dealer when the Notes originally sold by such broker/dealer are purchased in a stabilizing or syndicate covering transaction to cover short positions.

These stabilizing transactions and purchases to cover short positions may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transaction, once commenced, will not be discontinued without notice.

Listing

Our common stock trades on Nasdaq under the symbol “AVTR.” The last reported sale price of our common stock on January 28, 2011 was $20.20 per share.

Electronic Distribution

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the internet sites or through other online services maintained by the underwriter and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular affiliate underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of the Notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter’s or selling group member’s website and any information contained in any other website maintained by the underwriter or selling group member is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Relationships

The underwriter and its related entities have engaged, and may in the future engage, in investment banking transactions with us in the ordinary course of their business. They have received, and expect to receive, customary compensation and expense reimbursements for these investment banking transactions.

Foreign Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an “Early Implementing Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of ordinary shares will be made to the public in that Relevant Member State (other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the ordinary shares that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of ordinary shares may be made to the public in that Relevant Member State at any time:

(a) to “qualified investors” as defined in the Prospectus Directive, including:

(A) (in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

(B) (in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

(b) to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) ,as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ordinary shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any ordinary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor”, and (B) in the case of any ordinary shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (x) the ordinary shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale, or (y) where ordinary shares have been acquired by it on behalf of persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, the offer of those ordinary shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any ordinary shares to be offered so as to enable an investor to decide to purchase any ordinary shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71 EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

Akerman Senterfitt has passed upon the validity of the issuance of the Notes and the underlying common stock offered by this prospectus supplement on behalf of the issuer. Certain legal matters are being passed upon for the underwriter by Hogan Lovells US LLP.

EXPERTS

The consolidated financial statements of Avatar Holdings Inc. appearing in Avatar Holdings Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2009 including the schedule appearing therein, and the effectiveness of Avatar Holdings Inc.’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

AVATAR HOLDINGS INC.

$500,000,000
Common Stock, par value $1.00 per share
Preferred Stock, par value $0.10 per share
Debt Securities
Warrants
Units

This prospectus relates solely to the offer and sale, from time to time, of equity and debt securities, warrants to purchase equity securities or units of such securities of Avatar Holdings Inc. (“Avatar”) by us.

We may offer the securities from time to time in amounts and on terms as we may determine in the manner described in the section entitled “Plan of Distribution” beginning on page 17, at prevailing market prices or at prices different than prevailing market prices. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a delayed or continuous basis. The prospectus supplements will provide the specific terms of the plan of distribution.

Each time our securities are offered, we will provide a prospectus supplement containing more specific information about the particular offering and attach it to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our securities.

Our common stock is listed on The Nasdaq Stock Market under the ticker symbol “AVTR.” The last reported sale price of our common stock on August 20, 2009 was $19.50 per share. We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter system. If we decide to seek a listing for any of our other securities, that will be disclosed in a prospectus supplement.

Investing in our securities involves risks. See “Risk Factors” beginning on page 2 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement that contains a description of those securities.

The date of this prospectus is August 28, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and/or sell the securities referenced herein in one or more offerings. Each time our securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained in this prospectus, any applicable prospectus supplement and those documents incorporated by reference herein or therein. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement or incorporated by reference herein. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus, any prospectus supplement or any document incorporated herein or therein by reference is accurate as of the date contained on the cover of such documents. Neither the delivery of this prospectus or any prospectus supplement, nor any sale made under this prospectus or any prospectus supplement will, under any circumstances, imply that the information in this prospectus or any prospectus supplement is correct as of any date after the date of this prospectus or any such prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus the information we have filed with the Commission. This means that we can disclose important information by referring you to those documents. All documents that Avatar subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the termination of this offering, will be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the Commission, including information furnished pursuant to Item 2.02 or 7.01 of Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the following documents that we have filed with the Commission, and any filings that we will make with the Commission in the future, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until this offering is terminated:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009;

•	Definitive Proxy Statement on Schedule 14A dated April 28, 2009, relating to our annual meeting of stockholders held on May 28, 2009;

•	Current Report on Form 8-K filed January 6, 2009.

•	Current Report on Form 8-K filed February 13, 2009;

•	Current Report on Form 8-K filed April 16, 2009;

•	Current Report on Form 8-K filed May 26, 2009;

•	Current Report on Form 8-K filed August 19, 2009; and

•	Current Report on Form 8-K/A filed August 20, 2009.

Copies of any documents incorporated by reference in this prospectus are available free of charge by writing Avatar Holdings Inc., 201 Alhambra Circle, Coral Gables, Florida 33134, Attention Corporate Secretary, or by telephoning us at (305) 442-7000.

WHERE YOU CAN FIND MORE INFORMATION

The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, without charge, upon written or oral request. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, Florida 33134
(305) 442-7000
Attn: Corporate Secretary

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We file reports, proxy statements and other information with the Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the Commission ’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the Commission, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an internet site that contains reports, proxy and information statements and other information regarding Avatar and other issuers that file electronically with the Commission. The address of the Commission internet site is www.sec.gov. This information is also available on our website at www.avatarholdings.com. Information contained on these websites is not incorporated by reference into and does not constitute a part of this prospectus.

Reports, proxy statements and other information regarding us may also be inspected at:

The National Association of Securities Dealers
1735 K Street, N.W.
Washington, D.C. 20006

We have filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, with the Commission with respect to the securities to be sold hereunder. This prospectus has been filed as part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Commission. The registration statement is available for inspection and copying as set forth above.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the registration statement of which it forms a part, any prospectus supplement and the documents incorporated by reference into these documents contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “will,” “foresee” and similar expressions to identify these forward-looking statements. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the Commission, or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements.

Factors that might cause actual results to differ include, but are not limited to, the continuing decline in value and the instability of certain financial markets; disruption of the credit markets and reduced availability and more stringent financing requirements for commercial and residential mortgages of all types; the number of investor and speculator resale homes for sale and homes in foreclosure in our communities and in the geographic areas in which we develop and sell homes; the increasing level of unemployment; the decline in net worth and/or of income of potential buyers; the decline in consumer confidence; the successful implementation of Avatar’s business strategy; shifts in demographic trends affecting demand for active adult and primary housing; the level of immigration and migration into the areas in which we conduct real estate activities; Avatar’s access to financing; geopolitical risks; changes in, or the failure or inability to comply with, government regulations; and other factors more fully described under the caption “Risk Factors” in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof.

Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the Commission on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

PROSPECTUS SUMMARY

This summary description of us and our business highlights selected information about us contained elsewhere in this prospectus or incorporated herein by reference. This summary may not contain all of the information about us that you should consider before buying securities in this offering. You should carefully read this entire prospectus and any applicable prospectus supplement, including each of the documents incorporated herein by reference, before making an investment decision. As used herein, “we,” “us,” and “our” refer to Avatar Holdings Inc. and its subsidiaries.

Our Company

We are engaged in the business of real estate operations in Florida and Arizona. Our residential community development activities have been adversely affected in both markets, bringing development in our active adult and primary residential communities to approaching a stand still. We also engage in other real estate activities, such as the operation of amenities, the sale for third-party development of commercial and industrial land and the operation of a title insurance agency, which activities have also been adversely affected by the current economic downturn.

Our primary business strategy continues to be the development of lifestyle communities, including active adult and primary residential communities, as well as the development and construction of housing on scattered lots. However, due to the significant deterioration in the economy and the residential real estate business, we have increased our focus on maintaining the integrity of our balance sheet through preservation of capital, sustaining liquidity and reduction of overhead. Our development activities have been and will continue to be minimal as we work through the negative impacts on the homebuilding industry. While we have curtailed our homebuilding operations, our business is still capital intensive and requires or may require expenditures for land and infrastructure development, housing construction, and funding of operating deficits or providing working capital, as well as potential new acquisition and development opportunities.

It is our intention to continue to monetize our inventory of unsold homes and many of our model homes in anticipation of introducing new homes across many of our product lines. Many of these new products will consist of smaller and less amenitized houses to enable us to sell homes at lower price points when the market recovers. In the areas in which our developments are located, we believe that for the foreseeable future there may be significant demand for smaller and less amenitized homes than in prior years.

We continue to defer the introduction of new housing products or recommencing developing activities in our existing communities until such times as we believe that our markets would enable us to construct and sell new houses at an acceptable profit.

We continue to focus on acquiring real estate or real estate related assets as the fallout from the deleveraging of the economy continues to adversely affect real estate values. We have analyzed a substantial number of residential real estate properties in Florida which we believe could represent opportunities to acquire real estate, or debt secured by real estate, at a substantial discount to its intrinsic value. To date we have seen very few properties that we believe would present such desirable investment or development/redevelopment opportunities at the pricing offered. However, we believe we are approaching a window in which these opportunities will become available. We have an experienced residential real estate development group which is able to expeditiously underwrite portfolios of Florida residential real estate ranging from large undeveloped/unentitled parcels of land to finished lots, and acquire these properties or the debt secured by these properties from financial institutions or others. Our cash position and our ability to plan, permit, develop, and sell land, as well as to design, permit and build out highly amenitized residential communities enables us to have a competitive advantage in buying such properties over financial buyers, and developers not having extensive experience in Florida. However, we compete for opportunities to acquire real estate or real estate related assets and there can be no assurance that we will identify and be able to acquire appropriate assets or that any such assets we were to acquire would result in a desirable return on our investment.

Our Corporate Information

We are incorporated under the laws of the State of Delaware. Our executive headquarters are located at 201 Alhambra Circle, Coral Gables, Florida 33134. Our telephone number is (305) 442-7000. Our website is www.avatarholdings.com. Information contained in our website is not incorporated by reference into and does not constitute part of this prospectus.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the specific risks described below under the heading “Risk Factors” and in any applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the Commission pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which are incorporated herein and therein by reference, before making an investment decision. Each of the risks described could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment. For more information, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.” Risks related to specific securities will be described in the applicable prospectus supplement relating to those securities.

The economic recession we are experiencing may continue for an extended period, has created greater uncertainty in our ability to forecast our business needs, and has adversely affected our business and results of operations compared to prior periods

During the fourth quarter of 2008 and continuing to date, the market for homes in the geographic areas in which our developments are located were severely and negatively impacted by the dislocations in the financial markets and the collapse or near collapse of major financial institutions. Unemployment has increased significantly and consumer confidence has continued to erode. In the geographic areas in which we conduct our real estate operations, there has been a significant increase in the number of homes for sale or available for purchase or rent through foreclosures or otherwise. The price points at which these homes are available have put further downward pressure on our margins.

During the fourth quarter of 2008 and continuing to date, most of our sales contracts have been signed at selling prices that have resulted or will result in losses upon closing when factoring in operating costs such as sales and marketing and divisional overhead. During the fourth quarter of 2008 and for the six months ended June 30, 2009, we recorded impairment charges of $5,168,000 and $1,228,000, respectively, for housing communities relating to homes completed or under construction.

Our industry is highly cyclical and is affected by general economic conditions and other factors beyond our control

The real estate industry is highly cyclical and is affected by changes in national, global and local economic conditions and events, such as employment and income levels, availability of financing, interest rates, consumer confidence and the demand for housing and other types of construction. We are subject to various risks, many of which are outside our control, including real estate market conditions (both where our communities and homebuilding operations are located and in areas where potential customers reside), changing demographic conditions, adverse weather conditions and natural disasters, such as hurricanes, tornadoes and wildfires, delays in construction schedules, cost overruns, changes in government regulations or requirements, and increases in real estate taxes and other local government fees. We are in the midst of a severe downturn in the real estate market. The market for new single-family and multi-family residences has been weak for some time and continues to be weak.

The current economic environment has increased our deficit funding obligations for club and homeowner association obligations

Because we fund homeowners association operating deficits and we operate our club amenities, defaults in payments of club dues and homeowner association assessments by home owners have caused us to expend additional available cash to maintain the homeowner association and club operations at their current levels. Further, due to lower than anticipated sales of homes in certain of our master planned communities, our obligations to fund our club and homeowner association operating deficits are greater than projected as there are fewer new home sales in these communities to absorb these obligations.

A continuing decline in real estate values could result in additional impairment write-downs

Further decline of the real estate market could result in future impairments (as defined by Statement of Financial Accounting Standards No. 144) to certain of our land and other inventories and of our investments in unconsolidated entities. The value of our land and other inventory and land owned by unconsolidated entities depends on market conditions, including estimates of future demand for, and the revenues that can be generated from, such inventory. The downturn in the real estate market has caused the fair value of certain of our inventory to fall below the fair value at the time we acquired it. Because of our assessments of fair value, we have written down the carrying value of certain of our inventory, and take corresponding non-cash charges against our earnings to reflect the impaired value. If the current downturn in the real estate market continues, we may need to take additional charges against our earnings for inventory impairments and/or a write-down of our investments in unconsolidated entities. Any such non-cash charges would have an adverse effect on our consolidated results of operations.

We are concentrated geographically, which could adversely affect our business

Our land and development activities are located in Florida and Arizona, which are among the states most adversely affected by the downturn in the residential real estate market. Development activities depend to a significant degree on the levels of immigration to Florida from outside the United States, migration to Florida from within the United States and purchases in Florida of second and/or vacation homes. Our understanding is that recently there has been substantially less migration into Florida from within the United States than there had been in previous years.

Our access to financing may be limited

While we have curtailed our homebuilding operations, our business is still capital intensive and requires expenditures for land and infrastructure development, housing construction, and working capital, as well as potential development opportunities. As of June 30, 2009, total consolidated indebtedness was $118,307,000, including $62,293,000 carrying amount of our 4.50% Convertible Senior Notes due 2024 (the “4.50% Notes”) and borrowings of $55,903,000 outstanding under our amended unsecured credit facility, as well as letters of credit totaling $22,535,000 of which $21,053,000 were financial/maintenance letters of credit and $1,482,000 was a performance letter of credit. Under our amended unsecured credit facility, performance letters of credit do not count against our availability for borrowing. On November 7, 2008, Franklin Bank SSB (“Franklin Bank”), one of the participating financial institutions in our amended unsecured credit facility, was closed by the Texas Department of Savings and Mortgage Lending and the Federal Deposit Insurance Corporation (FDIC) was named receiver. Franklin Bank is a 20% participant in our amended unsecured credit facility. During December 2008, we requested funding from Franklin Bank which we did not receive. Therefore, it is our assumption that Franklin Bank will no longer participate in our amended unsecured credit facility, and therefore we estimated our availability to be $3,044,000 as of June 30, 2009.

On July 23, 2009, Guaranty Bank, one of the participating financial institutions in our amended unsecured credit facility, announced that it no longer believes it can raise sufficient capital, therefore, it is not probable that it will be able to continue as a going concern. Guaranty Bank is a 25% or $25,000,000 participant in our amended unsecured credit facility. The outstanding borrowings under our amended unsecured credit facility includes participation from Guaranty Bank in the amount of approximately $17,889,000. At this time we have included Guaranty Bank’s participation in the determination of our availability; however, it is not known how Guaranty Bank’s situation may affect our remaining borrowing capacity of $3,044,000 under our amended unsecured credit facility.

We anticipate, but cannot assure, that the amounts available from internally generated funds, cash on hand, the sale of non-core assets, and existing and future financing will be sufficient to fund the anticipated operations, meet debt service and working capital requirements, and provide sufficient liquidity. We may seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financing and sales of debt or equity securities. However, as the capital markets have become more problematic, we cannot assure that such financing will be available or, if available, will be on favorable terms. In addition, from time to time we have obtained amendments to our amended unsecured credit facility. There can be no assurance that we will be able to obtain future amendments at favorable terms and costs.

Further decline in the capital markets or fluctuations in interest rates could have a further adverse effect on our business

A significant majority of the purchasers of our homes finance their purchases through third-party lenders providing mortgage financing or, to some extent, rely upon investment income. In general, housing demand is dependent on home equity, consumer savings and third-party financing and has been adversely affected by less favorable mortgage terms, including requirements for higher deposits and higher credit scores, the tightening of underwriting standards, decreases in investment income, limited availability of mortgage financing, and declining employment and income levels. The amount or value of discretionary income and savings, including retirement assets, available to home purchasers has been affected by a decline in the capital markets. Certain lenders are imposing more stringent credit requirements. If lending restrictions continue to be tightened or the capital markets continue to decline, the ability of prospective buyers to finance home purchases may be further adversely affected, resulting in further adverse effects on our business.

Our success significantly depends on our key personnel and our ability to retain personnel

Our business strategy requires, among other things, the retention of experienced management personnel and employees. The loss of the services of certain members of the senior and middle management team could have a material adverse effect on the success of our business strategy.

Our joint ventures and equity partnerships may not achieve anticipated results

We may seek additional joint venture or equity partnership arrangements. A joint venture or equity partnership may involve special risks associated with the possibility that a partner or partnership at any time (i) may have economic or business interests or goals that are inconsistent with ours, (ii) may take actions contrary to our instructions or requests or contrary to our policies or objectives with respect to our real estate investments or (iii) could experience financial difficulties. Actions by a partner may have the result of subjecting property owned by the joint venture or equity partnership to liabilities in excess of those contemplated by the terms of the joint venture or equity partnership agreement or have other adverse consequences. We cannot assure that any joint venture or equity partnership arrangements will achieve the results anticipated or otherwise prove successful.

Our business is subject to substantial competition

The residential homebuilding industry is competitive and other national, regional and local homebuilders compete with us in markets where we are selling homes. Further, our residential homebuilding, planned community development and other real estate operations are subject to significant competition from distressed sales. We currently compete with foreclosure sales as well as resales by investors, speculators, foreclosing lenders and residents in our communities. For sales of new housing units, we compete, as to price and product, with several national and regional homebuilding companies.

We continue to focus on acquiring real estate or real estate related assets as the fallout from the deleveraging of the economy continues to adversely affect real estate values. We have analyzed a substantial number of residential real estate properties in Florida and debt secured by real estate. To date we have seen very few properties that we believe would present desirable investment or development/redevelopment opportunities at the pricing offered. We compete for opportunities to acquire real estate or real estate related assets with investors, other residential land developers and home builders and large real estate funds, and there can be no assurance that we will identify and be able to acquire appropriate assets or that any such assets we were to acquire would result in a desirable return on our investment.

We are subject to extensive governmental regulation and environmental considerations

Our business is subject to extensive federal, state and local statutes, ordinances and regulations. The broad discretion that governmental agencies have in administering those requirements and “no growth” or “slow growth” policies, can prevent, delay, make uneconomic or significantly increase the costs of development. Various governmental approvals and permits are required throughout the development process, and no assurance can be given as to the receipt (or timing of receipt) of these approvals or permits. Furthermore, governmental approvals may be affected by changes in the policies of elected officials or modifications to policies to address current economic conditions. The incurrence of substantial compliance costs and the imposition of delays and other regulatory burdens could have a material adverse effect on our operations. In addition, various federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the release of the hazardous substances. The presence of such hazardous substances at one or more properties, and the requirement to remove or remediate such substances, may result in significant cost.

Further, some laws require us to provide roads and other off-site improvements concurrent with new construction. In some cases, counties and municipalities will also charge us impact or other similar fees and assessments to pay for concurrent infrastructure to serve our new developments. Development projects may also be subject to assessments for schools, parks, highways and other public improvements, the costs of which can be substantial. These laws are subject to frequent change and frequently result in higher construction costs.

Both Florida and Arizona have laws respecting statutory disclosures and requirements that must be complied with in the marketing and selling of new homes. Other states require us to register our Florida and Arizona projects with such states before we can locally market our homes to residents of such states. There are also Federal laws and regulations that we must comply with in order to allow our home buyers to obtain federally insured mortgages. If certain Federal and state laws are not complied with, home buyers may have a right to cancel their contracts and to a return of their deposit.

Certain events could trigger the acceleration of payment of our 4.50% Notes

Certain events could result in a default under our 4.50% Notes. These include cessation of trading of our common stock, failure to pay interest when due on our 4.50% Notes, and final judgment(s) for the payment of money in excess of $20,000,000 rendered against us or any of our subsidiaries if not discharged for any periods of 30 consecutive days during which a stay of enforcement is not in effect. Such default would result in the requirement for payment of the 4.50% Notes prior to the due date thereof. Our inability to make such accelerated payment could have a material adverse effect upon our business.

Failure to purchase replacement property or obtain an extension of time in which to do so could result in a reduction in available cash

In 2006, we sold land under the threat of condemnation which we believe entitled us to defer the payment of income taxes of $23,798,000 from the gain on this sale. We have not yet identified replacement property although it is our intention to do so by December 31, 2009. It is possible that we may not identify and purchase such replacement property within the required time period or obtain an extension of time in which to do so which would require us to make this income tax payment and interest as of December 31, 2009 which would result in a reduction in available cash.

We are subject to construction defect and home warranty claims arising in the ordinary course of business, which may lead to additional reserves or expenses.

Despite our commitment to quality, from time to time we discover construction defects in our homes either as a result of our own inspections or in response to customer service requests. To address possible defects that may occur during construction, we set aside a warranty reserve in connection with every home closing. We also maintain general liability insurance and require our subcontractors and professional service providers to maintain insurance coverage and indemnify us for liabilities in connection with their services. Historically, our home warranty reserves have been sufficient to cover all claims for construction defects. Nonetheless, it is possible that our warranty reserves, insurance and/or indemnities will not be adequate to cover all construction defects and home warranty claims for which we may be held liable in the future.

On August 11, 2009, we determined that one of our homes, constructed on a scattered lot in Poinciana, contains defective drywall manufactured in China (“Chinese drywall”). The Chinese drywall in this home was provided to our drywall contractor by a secondary supplier of such drywall contractor. At this date, we are not aware of any other customer service inquiries related to Chinese drywall. Our current estimate of our cost to remediate the one home that does contain Chinese drywall is $75,000. As this cost is well below our deductible and insurance coverage may be limited, we have not made any claim against our insurance companies with respect to this one home. At this date, we are aware only of this isolated Chinese drywall incident; however, if and to the extent the scope of the Chinese drywall issue proves to be significantly greater than we currently believe, and our existing warranty reserves together with our insurance and any recovery from contractors is not sufficient to cover claims, losses or other issues related to the Chinese drywall, we could incur costs or liabilities related to this issue that could have a material adverse effect on our results of operations, financial position and cash flows.

If we do not secure funding for our Poinciana Parkway project on commercially reasonable terms and commence construction by February 14, 2011, we will be in default under our agreements with Polk and Osceola Counties regarding the Poinciana Parkway, and we may not recover our investment in the Poinciana Parkway, which has already been substantially impaired.

In July 2008 and August 2008, we entered into amended and restated agreements with Osceola County and Polk County (the “Counties”), pursuant to which construction of the Poinciana Parkway is to be commenced by February 14, 2011. Construction was to be completed by December 31, 2011 subject to extension for specified Force Majeure events. We have notified the Counties that the completion date has been extended to March 20, 2013 due to Force Majeure events related to the economic downturn. We advised the Counties that the current economic downturn has resulted in our inability to: (i) conclude negotiations with potential investors; or (ii) obtain financing for the construction of the Poinciana Parkway.

If funding for the Poinciana Parkway is not obtained so that construction of the Poinciana Parkway can be commenced by February 14, 2011 as required by our agreements with Osceola County and Polk County, there are no remedies of damages or specific performance. Polk County’s sole remedy under its agreement with us is to cancel such agreement if we do not construct the Poinciana Parkway. If the construction of the Poinciana Parkway is not funded and commenced by February 14, 2011, (i) a portion of our land in Osceola County will become subject to Osceola traffic concurrency requirements applicable generally to other home builders in the County and (ii) we will be required to contribute approximately $1,900,000 towards the construction cost of certain traffic improvements in Osceola County that we otherwise might have been obligated to build or fund if we had not agreed to construct the Poinciana Parkway.

Our estimate of the right-of-way acquisition, development and construction costs for the Poinciana Parkway approximates $175,000,000 to $200,000,000. However, no assurance of the ultimate costs can be given at this stage. As of June 30, 2009, approximately $46,600,000 has been expended. During fiscal year 2008 and for the six months ending on June 30, 2009 we recorded impairment charges of $30,228,000 and $448,000, respectively, associated with the Poinciana Parkway. If we cannot obtain funding for construction of the Poinciana Parkway and commence construction by February 14, 2011, or obtain amendments of our agreements with the Counties regarding the Poinciana Parkway and permit extensions, it is unlikely that we will recover our investment in the Poinciana Parkway at any time in the foreseeable future.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement accompanying this prospectus, we expect to use the net proceeds from the sale of securities for general corporate purposes.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table sets forth, for the periods and at the dates indicated, our selected historical and consolidated financial data, in thousands of dollars, except share and per share data. The selected consolidated financial data presented below for the five fiscal years in the period ended December 31, 2008 are derived from our audited financial statements and reflect the retrospective adoption of FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004(1)
	Dollars in thousands (except share and per share data)
Statement of Operations Data
Revenues	$34,702	$55,462	$110,366	$291,832	$835,079	$516,848	$334,205

Income (loss) from continuing operations before income taxes and discontinued operations	$(19,201)	$(12,613)	$(142,341)	$34,053	$256,479	$85,490	$37,291
Income tax (expense) benefit	830	4,820	32,465	(13,056)	(83,151)	(29,336)	(12,422)

Income (loss) from continuing operations	(18,371)	(7,793)	(109,876)	20,997	173,328	56,154	24,869
Discontinued operations:
Income (loss) from discontinued operations (including gain on disposal of $8,322 and $6,465 for 2005 and 2004, respectively)	—	—	—	—	—	9,562	6,905
Income tax expense	—	—	—	—	—	(3,634)	(2,624)

Income from discontinued operations	—	—	—	—	—	5,928	4,281

Net income (loss)	$(18,371)	$(7,793)	$(109,876)	$20,997	$173,328	$62,082	$29,150

Basic Earnings (Loss) Per Share Data
Income (loss) from continuing operations	$(2.12)	$(0.91)	$(12.85)	$2.53	$21.16	$6.97	$2.93
Income from discontinued operations	—	—	—	—	—	0.73	0.51

Net income (loss)	$(2.12)	$(0.91)	$(12.85)	$2.53	$21.16	$7.70	$3.44

Diluted Earnings (Loss) Per Share Data
Income (loss) from continuing operations	$(2.12)	$(0.91)	$(12.85)	$2.22	$16.59	$5.72	$2.69
Income from discontinued operations	—	—	—	—	—	0.56	0.41

Net income (loss)	$(2.12)	$(0.91)	$(12.85)	$2.22	$16.59	$6.28	$3.10

	As of
	June 30,	As of December 31,
	2009	2008	2007	2006	2005	2004(1)
Balance Sheet Data
Cash and cash equivalents	$182,299	$175,396	$192,258	$203,760	$38,479	$29,498

Total assets	$562,467	$594,812	$710,144	$752,996	$624,222	$505,405

Notes, mortgage notes and other debt	$118,307	$131,061	$122,505	$125,632	$130,157	$122,777

Stockholders’ equity	$411,257	$429,511	$535,021	$513,543	$322,477	$256,864

Shares outstanding	8,837,062	8,829,798	8,525,412	8,193,736	8,179,463	8,058,129

Stockholders’ equity per share	$46.54	$48.64	$62.76	$62.68	$39.43	$31.88

(1)	During the fourth quarter of 2005, we sold our utility operations in Arizona, our shopping center in Poinciana and our mini storage facility in Poinciana. As a result of these sales, the results of operations have been reclassified as discontinued operations to conform to the 2005 presentation.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

	For the
	Six Months
	Ended June 30,	For the Year Ended December 31,
	2009	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges	N/A(1)	N/A(1)	3.6	23.3	6.0	3.6

(1)	Our earnings were insufficient to cover fixed charges by $18.7 million and $135.1 million for the six months ended June 30, 2009 and for the year ended December 31, 2008, respectively.

SECURITIES WE MAY OFFER

We may, from time to time offer under this prospectus, separately or together:

•	common stock;

•	preferred stock;

•	debt securities;

•	warrants to purchase equity securities; and

•	units.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our restated certificate of incorporation, as amended, our by-laws, as amended and restated, and applicable provisions of law, in each case as currently in effect. The following description is only a summary of the material provisions of our capital stock, our restated certificate of incorporation, as amended, and our by-laws, as amended and restated, and does not purport to be complete and is qualified in its entirety by reference to such documents and applicable provisions of law.

General

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $0.10 per share. As of August 10, 2009, there were 8,837,062 shares of our common stock outstanding and no preferred stock was outstanding. The foregoing and the following description of capital stock give effect to our restated certificate of incorporation, as amended and the provisions of the applicable Delaware law.

Common Stock

Holders of shares of common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders. Such holders have the right to cumulate their votes in the election of directors. Holders of common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all our debts and liabilities, and the preferential rights of any series of our preferred stock then outstanding. The shares of common stock outstanding are fully paid and non-assessable.

Holders of common stock have an equal and ratable right to receive dividends, when, as and if declared by the board of directors out of funds legally available therefor and only after payment of, or provision for, full dividends on all outstanding shares of any series of preferred stock, if any, and after we have made provision for any required sinking or purchase funds for any series of preferred stock.

Preferred Stock

Our preferred stock may be issued, from time to time in one or more series, and the board of directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, redemption rights and terms, liquidation preferences, conversion rights, voting rights and sinking fund provisions applicable to each such series of preferred stock. If we issue a series of preferred stock in the future that has voting rights or preference over the common stock with respect to the payment of dividends and upon our liquidation, dissolution or winding up, the rights of the holders of common stock may be adversely affected.

The issuance of shares of preferred stock could be utilized, under certain circumstances, in an attempt to prevent our acquisition by a third party. We have no present intention to issue any shares of preferred stock.

Limitation of Director Liability

Our restated certificate of incorporation, as amended contains a provision that limits the liability of our directors as permitted under Delaware law. The provision eliminates a director’s personal liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director’s duty of loyalty to us or our stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the Delaware General Corporation Law or (D) for any transaction from which the director derives an improper personal benefit.

Pursuant to our restated certificate of incorporation, as amended, the liability of directors will be further limited or eliminated without action by stockholders if Delaware law is amended to further limit or eliminate the personal liability of directors.

Rights Plan

We do not currently have a rights plan.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, Pennsylvania 15252-8015.

DESCRIPTION OF DEBT SECURITIES

The following summary of the terms of the debt securities describes general terms that apply to the debt securities. The debt securities offered pursuant to this prospectus will be unsecured obligations and will be either senior debt or subordinated debt and may be convertible debt. The particular terms of any debt securities will be described more specifically in each prospectus supplement relating to those debt securities. Where any provision in an accompanying prospectus supplement is inconsistent with any provision in this summary, the prospectus supplement will control.

Debt securities will be issued under an indenture, the terms of which are summarized below. Where we make no distinction in our summary between senior debt securities and subordinated debt securities, the applicable information refers to any debt securities. A form of indenture relating to the debt securities is an exhibit to the registration statement of which this prospectus is a part. We encourage you to read the indenture because the following description is only a summary of the material provisions of such documents and does not purport to be complete and is qualified in its entirety by reference to such document.

General

The indenture will not limit the aggregate principal amount of debt securities we may issue and will provide that we may issue debt securities thereunder from time to time in one or more series. The indenture will not limit the amount of other indebtedness or debt securities, other than certain secured indebtedness as described below, which we or our subsidiaries may issue. Under the indenture, the terms of the debt securities of any series may differ and we, without the consent of the holders of the debt securities of any series, may reopen a previous series of debt securities and issue additional debt securities of the series or establish additional terms of the series.

Unless otherwise provided in a prospectus supplement, any senior debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and senior indebtedness.

Because our assets may be held in subsidiaries, our rights and the rights of our creditors (including the holders of debt securities) and stockholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

You should refer to the prospectus supplement that accompanies this prospectus for a description of the specific series of debt securities we are offering by that prospectus supplement. The terms may include:

•	the title and specific designation of the debt securities, including whether they are senior debt securities or subordinated debt securities;

•	the terms of subordination, if applicable;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	whether the debt securities are convertible, and if so, the terms of conversion;

•	the date or dates on which we must pay principal;

•	the rate or rates at which the debt securities will bear interest or the manner in which interest will be determined, if any interest is payable;

•	the date or dates from which any interest will accrue, the date or dates on which we must pay interest and the record date for determining who is entitled to any interest payment;

•	the place or places where we must pay the debt securities and where any debt securities issued in registered form may be sent for transfer or exchange;

•	the terms and conditions on which we may, or may be required to, redeem the debt securities;

•	the terms and conditions of any sinking fund;

•	the terms and conditions of modifications, amendments and waivers of any terms of the debt securities;

•	if other than denominations of $1,000, the denominations in which we may issue the debt securities;

•	the amount we will pay if the maturity of the debt securities is accelerated;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	events of default or covenants (including relating to merger, consolidations and sales of assets) that apply to the debt securities;

•	whether the debt securities will be defeasible; and

•	any other terms of the debt securities and any other deletions from or modifications or additions to the indenture in respect of the debt securities, including those relating to the subordination of any debt securities.

Unless the applicable prospectus supplement specifies otherwise, the debt securities will not be listed on any securities exchange. We may issue the debt securities in fully registered form without coupons.

Unless otherwise stated in the prospectus supplement, we will pay principal, premium, interest and additional amounts, if any, on the debt securities at the office or agency we maintain for that purpose (initially the corporate trust office of the trustee). Interest will be payable on any interest payment date to the registered owners of the debt securities at the close of business on the regular record date for the interest payment in immediately available funds. We will name in the prospectus supplement all paying agents we initially designate for the debt securities. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place where payments on the debt securities are payable.

Unless otherwise stated in the prospectus supplement, the debt securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if we or the security registrar so requires) or exchanged for other debt securities of the same series (containing identical terms and provisions, in any authorized denominations, and in the same aggregate principal amount) at the office or agency we maintain for that purpose (initially the corporate trust office of the trustee). There will be no service charge for any transfer or exchange, but we may require payment sufficient to cover any tax or other governmental charge or expenses payable in connection with the transfer or exchange.

We may initially appoint the trustee as security registrar. Any transfer agent (in addition to the security registrar) we initially designate for any debt securities will be named in the related prospectus supplement. We may designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where any payments on the debt securities are payable.

Unless otherwise stated in the prospectus supplement, we will issue the debt securities only in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000. The debt securities may be represented in whole or in part by one or more global debt securities. Each global security will be registered in the name of a depositary or its nominee and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer. Interests in a global security will be shown on records maintained by the depositary and its participants, and transfers of those interests will be made as described below. Provisions relating to the use of global securities are more fully described below in the section entitled “— Use of Global Securities.”

We may issue the debt securities as original issue discount securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount. We will describe certain special U.S. federal income tax and other considerations applicable to any debt securities that are issued as original issue discount securities in the applicable prospectus supplement.

If the purchase price of any debt securities is payable in one or more foreign currencies or currency units, or if any debt securities are denominated in one or more foreign currencies or currency units, or if any payments on the debt securities are payable in one or more foreign currencies or currency units, we will describe the restrictions, elections, certain U.S. federal income tax considerations, specific terms and other information about the debt securities and the foreign currency or currency units in the prospectus supplement.

We will comply with Section 14(e) under the Securities Exchange Act of 1934, amended, and any other tender offer rules under the Securities Exchange Act of 1934, as amended, that may then be applicable, in connection with any obligation to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

Use of Global Securities

The debt securities of any series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with a depositary or its nominee identified in the series prospectus supplement.

The specific terms of the depositary arrangement covering debt securities will be described in the prospectus supplement relating to that series. We anticipate that the following provisions or similar provisions will apply to depositary arrangements relating to debt securities, although to the extent the terms of any arrangement differs from those described in this section, the terms of the arrangement shall supersede those in this section. In this section, the term debt securities will refer to both senior, subordinated and convertible debt securities.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit, to accounts in its book-entry registration and transfer system, the principal amounts of the debt securities represented by the global security. These accounts will be designated by the underwriters or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Only institutions that have accounts with the depositary or its nominee, and persons who hold beneficial interests through those participants, may own beneficial interests in a global security. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary, its nominee or any such participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interest in a global security.

As long as the depositary or its nominee is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security. Except as described below, owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names and will not be entitled to receive physical delivery of the debt securities in definitive form.

We will make all payments of principal of, any premium and interest on, and any additional amounts with respect to, debt securities issued as global securities to the depositary or its nominee. Neither we nor the trustee, any paying agent or the security registrar assumes any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment with respect to such debt securities, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for such debt securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participants.

DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants for the purchase of any, including any combination of, common stock or preferred stock that we may sell.

The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all to be set forth in the applicable prospectus supplement relating to any or all warrants with respect to which this prospectus is being delivered. Copies of the form of agreement for each warrant and the warrant certificate, if any, which we refer to collectively as “warrant agreements,” and reflecting the provisions to be included in such agreements that will be entered into with respect to a particular offering of each type of warrant, will be filed with the Commission and incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the warrants, warrant agreements or warrant certificates described in a prospectus supplement differ from any of the terms described in this section, then the terms described in this section will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable warrant agreement for additional information before you purchase any of our warrants.

General

The prospectus supplement will describe the terms of the warrants with respect to which this prospectus is being delivered, as well as the related warrant agreement and warrant certificates, including the following, where applicable:

•	the number of, securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which the number of securities may be purchased upon such exercise;

•	the designation and terms of the securities, if other than common stock, purchasable upon exercise of the warrants and of any securities, if other than common stock, with which the warrants are issued;

•	the procedures and conditions relating to the exercise of the warrants;

•	the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;

•	the offering price, if any, of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form and, if registered, where they may be transferred and registered;

•	call provisions, if any, of the warrants;

•	antidilution provisions, if any, of the warrants; and

•	any other material terms of the warrants.

The description of warrants in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the warrant agreement relating to the warrants being offered.

No Rights of Security Holder Prior to Exercise

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to, among other things, vote or receive dividend payments or similar distributions on the securities purchasable upon exercise.

DESCRIPTION OF UNITS

We may issue units to purchase one or more of the securities referenced herein. The terms of such units will be set forth in a prospectus supplement. The form of units and the applicable unit agreement will be filed with the Commission and incorporated by reference as exhibits to the registration statement of which this prospectus is a part. We encourage you to read the applicable unit agreement and unit before you purchase any of our units.

PLAN OF DISTRIBUTION

We may, from time to time, sell any or all of our shares of common stock on The Nasdaq Stock Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.

We may use any one or more of the following methods when selling our securities:

•	to or through underwriters or dealers;

•	directly to purchasers;

•	through block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

If underwriters are used in the sale of any shares, the shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The shares may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the shares will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the shares if they purchase any of the shares (other than any shares purchased upon exercise of any option to purchase additional shares).

Broker-dealers engaged by us, may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from us (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

Any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

We may be required to pay certain fees and expenses incurred by us incident to the registration of the shares.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York has passed upon the validity of the securities offered by this prospectus on behalf of the issuer.

EXPERTS

The consolidated financial statements of Avatar Holdings Inc. (and schedule) as of December 31, 2008 and 2007 and for the three years in the period ended December 31, 2008, included in Avatar Holdings Inc.’s current report on Form 8-K filed on August 19, 2009, and the effectiveness of Avatar Holdings Inc.’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of

Ernst & Young LLP pertaining to such consolidated financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

$100,000,000

Avatar Holdings Inc.

  % Senior Convertible Notes due 2016

Prospectus Supplement
February   , 2011

Barclays Capital